                                                                    EXHIBIT 99.1

Item 6. SELECTED FINANCIAL DATA


         The following table sets forth selected consolidated financial and other information as of and for each of the years in the five-year period ended December 31, 2002. The table should be read in conjunction with our consolidated financial statements and the notes thereto, and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this Report.

                       UNITED DOMINION REALTY TRUST, INC.
                             SELECTED FINANCIAL DATA
         (in thousands, except per share data and apartment homes owned)

                                                                                            Years ended December 31,
                                                                                            ------------------------
*                                                                             2002*      2001*       2000*       1999*      1998*
                                                                              -----      -----       -----       -----      -----
Operating Data (a)
   Rental income ........................................................   $594,314    $565,322    $575,657    $576,215   $441,259
   Income before gains on sales of investments, minority interests, and
     discontinued operations ............................................     15,734      29,020      33,846      47,649     34,984
   Gains on sales of land and depreciable property ......................      1,248      24,748      31,450      37,995     26,672
   Income from discontinued operations, net of minority interests .......     36,937      11,424      14,642      12,653     12,217
   Net income ...........................................................     53,229      61,828      76,615      93,622     72,332
   Distributions to preferred shareholders ..............................     27,424      31,190      36,891      37,714     23,593
   Net income available to common shareholders ..........................     25,805      27,142      42,653      55,908     48,739
   Common distributions declared ........................................    118,888     108,956     110,225     109,607    107,758
   Weighted average number of common shares outstanding-basic ...........    106,078     100,339     103,072     103,604     99,966
   Weighted average number of common shares outstanding-diluted .........    106,952     101,037     103,208     103,639    100,062
   Weighted average number of common shares, OP Units, and common share
     equivalents-diluted ................................................    127,838     120,728     123,005     124,127    103,793
   Per share:
   (Loss)/income before discontinued operations per share, net of
     minority interests .................................................   $  (0.11)    $  0.16     $  0.27     $  0.41    $  0.37
   Basic earnings per share .............................................       0.24        0.27        0.41        0.54       0.49
   Diluted earnings per share ...........................................       0.24        0.27        0.41        0.54       0.49
   Common distributions declared ........................................       1.11        1.08        1.07        1.06       1.05

Balance Sheet Data (a)
   Real estate owned, at carrying value ................................. $3,967,483  $3,907,667  $3,836,320  $3,953,045 $3,952,752
   Accumulated depreciation .............................................    748,733     646,366     509,405     395,864    316,630
   Total real estate owned, net of accumulated depreciation .............  3,218,750   3,261,301   3,326,915   3,557,181  3,636,122
   Total assets .........................................................  3,276,136   3,348,091   3,453,957   3,688,317  3,762,940
   Secured debt .........................................................  1,015,740     974,177     866,115   1,000,136  1,072,185
   Unsecured debt .......................................................  1,041,900   1,090,020   1,126,215   1,127,169  1,045,564
   Total debt ...........................................................  2,057,640   2,064,197   1,992,330   2,127,305  2,117,749
   Shareholders' equity .................................................  1,001,271   1,042,725   1,218,892   1,310,212  1,374,121
   Number of common shares outstanding ..................................    106,605     103,133     102,219     102,741    103,639

Other Data (a)
   Cash Flow Data
   Cash provided by operating activities ................................  $ 226,700   $ 224,411   $ 224,160   $ 190,602  $ 140,597
   Cash (used in)/provided by investing activities ......................    (65,062)    (64,055)     58,705    (103,836)  (263,864)
   Cash (used in)/provided by financing activities ......................   (163,127)   (166,020)   (280,238)   (105,169)   148,875

   Funds from Operations (b)
   Net income ...........................................................    $53,229    $ 61,828    $ 76,615    $ 93,622   $ 72,332
   Adjustments:
      Distributions to preferred shareholders ...........................    (27,424)    (31,190)    (36,891)    (37,714)   (23,593)
      Real estate depreciation, net of other partnerships' interest .....    150,743     135,958     140,322     109,847     91,081
      Gains on sales of depreciable property, net of other partnerships'
        interest ........................................................     (1,244)    (24,007)    (30,300)    (37,995)   (26,672)
      Minority interests of unitholders in operating partnership ........       (724)      1,139       1,822       3,430      1,430
      Real estate depreciation related to unconsolidated entities .......        471       1,105         251         181         24
   Discontinued Operations:
      Real estate depreciation ..........................................      6,986      14,248      11,198      10,696      8,507
      Minority interests of unitholders in operating partnership ........      2,433         828       1,063       1,004         --
      Impairment loss on real estate ....................................      2,301          --          --          --         --
      Gains on sales of depreciable property ............................    (31,450)         --          --          --         --
                                                                           ---------  ----------  ----------  ----------  ---------

   Funds from operations-basic ..........................................  $ 155,321   $ 159,909   $ 164,080   $ 143,071  $ 123,109
                                                                           =========   =========   =========   =========  =========

   Adjustment:
      Distributions to preferred shareholders-Series D (Convertible) ....     15,779      15,428      15,300      15,154        986
                                                                           ---------  ----------  ----------  ----------  ---------

   Funds from operations-diluted ........................................  $ 171,100   $ 175,337   $ 179,380   $ 158,225  $ 124,095
                                                                           =========   =========   =========   =========  =========

   Adjustment:
      Recurring capital expenditures ....................................    (32,341)    (31,535)    (24,794)    (43,528)   (25,019)
                                                                           ---------  ----------  ----------  ----------  ---------
   Adjusted Funds from Operations-diluted (c) ...........................  $ 138,759   $ 143,802   $ 154,586   $ 114,697  $  99,076
                                                                           =========   =========   =========   =========  =========

   Apartment Homes Owned
   Total apartment homes owned at December 31 ...........................     74,480      77,567      77,219      82,154     86,893
   Weighted average number of apartment homes owned during the year .....     76,567      76,487      80,253      85,926     70,724

(a) In 1998, United Dominion completed the following statutory mergers: (i) ASR Investments Corporation Inc. on March 27, 1998 for an aggregate purchase price of $323 million and; (ii) American Apartment Communities II on December 7, 1998 for an aggregate purchase price of $794 million.

(b) Funds from operations ("FFO") is defined as net income (computed in accordance with generally accepted accounting principles), excluding gains (losses) from sales of depreciable property, plus depreciation and amortization, less preferred dividends and after adjustments for unconsolidated partnerships and joint ventures. This definition conforms with the National Association of Real Estate Investment Trust's definition issued in October 1999 which was effective beginning January 1, 2000. United Dominion considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income as a measure of United Dominion's activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. For 2001, FFO includes a non-recurring charge of $8.6 million related to workforce reductions, other severance costs, executive office relocation costs, and the write down of seven undeveloped land sites along with United Dominion's investment in an online apartment leasing company. For 2000, FFO includes a non-recurring charge of $3.7 million related to the settlement of litigation and an organizational charge.

(c) Adjusted funds from operations is defined as FFO less recurring capital expenditures for our stabilized portfolio. United Dominion considers AFFO in evaluating property acquisitions and its operating performance, and believes that AFFO should be considered along with, but not as an alternative to, net income as a measure of United Dominion's operating performance and liquidity.

*        Reclassified to conform to current year presentation as described in
         Note 15 to the consolidated financial statements.

Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

         This annual report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development activity and capital expenditures, capital raising activities, rent growth, occupancy, and rental expense growth. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of United Dominion Realty Trust, Inc. to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting United Dominion, or its properties, adverse changes in the real estate markets and general and local economies and business conditions. Although United Dominion believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such statements included in this report may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by United Dominion or any other person that the results or conditions described in such statements or the objectives and plans of United Dominion will be achieved.

Business Overview

         United Dominion is a real estate investment trust, or REIT, that owns, acquires, renovates, develops, and manages middle-market apartment communities nationwide. We were formed in 1972 as a Virginia corporation and our subsidiaries include two operating partnerships, United Dominion Realty, L.P. and Heritage Communities, L.P. Unless the context otherwise requires, all references in this report to "we," "us," "our," or "United Dominion" refer collectively to United Dominion Realty Trust, Inc. and its subsidiaries.

         From 1996 through 1999, United Dominion acquired other REITs, private portfolios, and individual communities to create a national platform. Since that time, we have upgraded the quality of our portfolio through capital reinvestment, development, divestitures and acquisitions, and invested in infrastructure and technology to support our portfolio of assets. In 2001, management established a long-term strategy that resulted in certain fundamental conclusions and initial steps towards achieving our goals.

         We believe that we must distinguish ourselves within the industry to maintain a leadership position over the long-term. We believe an increased focus on being an excellent operator of apartment homes will be a compelling and successful business model to differentiate United Dominion in the eyes of residents, associates, and investors. With this strategy, we believe that we can become the best in the multifamily industry based upon the following key principles:

         OPERATIONAL EXCELLENCE--In short, operational excellence is a way of doing business with consistent, standard systems and business processes throughout our organization, to provide customers, residents, and associates similar experiences regardless of location. Through operational excellence, we believe that we can enhance our existing portfolio and new properties we seek to acquire, deliver superior service to our residents, and provide greater returns to our investors.

         MIDDLE-MARKET--United Dominion will focus efforts on owning and managing apartments that provide housing for customers who cannot typically afford an entry-level home, or customers who choose apartment living over other alternatives. We will primarily serve the price-sensitive, value-for-money customers, in the broad middle-market segments of the population.

         PORTFOLIO MANAGEMENT--We intend to continue to own and operate middle-market apartment homes across a geographically diverse platform. We believe that enhancing our presence in 25 to 30 core markets will enable us to capitalize on operating efficiencies. As local market cycles create opportunities, we intend to exit current markets where long-term growth is below the national average (the "non-core markets"), and redeploy capital within our core markets.

         We believe that over the long-term, the fundamental principles of operational excellence, middle-market focus, and proactive portfolio management will better position United Dominion to serve its residents, increase profitability, provide rewarding careers to our associates, and capitalize on changes in the marketplace.

         At December 31, 2002, United Dominion's portfolio included 260 communities with 74,480 apartment homes nationwide. The following table summarizes United Dominion's market information by major geographic markets (includes real estate held for disposition, real estate under development, and land, but excludes commercial properties):

                                                                                                     Year Ended
                                                   As of December 31, 2002                       December 31, 2002
                                    --------------------------------------------------------  -------------------------
                                     Number of    Number of    Percentage of     Carrying      Average       Average
                                     Apartment    Apartment      Carrying         Value       Physical       Monthly
                                    Communities     Homes          Value      (in thousands)  Occupancy    Rental Rates
                                    -----------     -----          -----      --------------  ---------    ------------
Dallas, TX .......................       15         5,133          6.6%          $ 262,197       93.6%         $703
Houston, TX ......................       22         5,726          5.9%            231,886       93.8%          644
Phoenix, AZ ......................       12         3,855          5.8%            227,703       93.1%          717
Orlando, FL ......................       14         4,140          5.2%            205,970       91.8%          739
Raleigh, NC ......................       11         3,663          5.2%            203,887       89.5%          738
Metropolitan DC ..................        8         2,330          4.4%            172,734       95.8%          937
Arlington, TX ....................       10         3,465          4.0%            158,031       94.5%          677
Tampa, FL ........................       10         3,372          3.9%            153,925       91.6%          706
Columbus, OH .....................        6         2,530          3.8%            149,247       94.0%          689
San Francisco, CA ................        4           980          3.6%            141,245       97.2%        1,590
Charlotte, NC ....................       10         2,711          3.5%            139,050       90.8%          643
Southern California ..............        5         1,558          3.3%            130,459       95.1%          928
Nashville, TN ....................        8         2,220          3.0%            120,572       92.4%          669
Greensboro, NC ...................        8         2,122          2.6%            104,653       90.4%          613
Monterey Peninsula, CA ...........        9         1,706          2.5%             98,264       92.1%          914
Richmond, VA .....................        8         2,372          2.5%             97,759       94.5%          723
Wilmington, NC ...................        6         1,868          2.3%             91,247       91.4%          655
Baltimore, MD ....................        7         1,470          2.3%             89,345       96.0%          861
Atlanta, GA ......................        6         1,426          1.8%             72,547       89.3%          728
Columbia, SC .....................        6         1,584          1.6%             62,716       95.0%          592
Jacksonville, FL .................        3         1,157          1.5%             58,974       95.0%          675
Norfolk, VA ......................        6         1,438          1.4%             54,727       97.3%          698
Lansing, MI ......................        4         1,226          1.3%             50,185       93.2%          675
Seattle, WA ......................        3           628          0.9%             34,291       92.6%          748
Other Western ....................        6         2,650          4.0%            157,164       91.7%          760
Other Pacific ....................        8         2,275          3.1%            124,176       91.7%          742
Other Southwestern ...............        8         2,077          2.8%            110,066       91.0%          717
Other Florida ....................        8         2,089          2.7%            107,797       93.8%          783
Other Midwestern .................       10         2,122          2.4%             95,627       93.9%          635
Other North Carolina .............        8         1,893          1.9%             75,865       95.2%          572
Other Southeastern ...............        4         1,394          1.7%             69,273       90.0%          591
Other Mid-Atlantic ...............        5           928          1.1%             42,835       97.0%          801
Other Northeastern ...............        2           372          0.5%             18,253       96.9%          692
Real Estate Under Development ....       --            --          0.5%             21,269         --            --
Land .............................       --            --          0.4%             16,196         --            --
                                        ---        ------        -----          ----------       ----          ----
      Total Apartments ...........      260        74,480        100.0%         $3,950,135       93.0%         $721
                                        ===        ======        =====          ==========       ====          ====

Liquidity and Capital Resources

         Liquidity is the ability to meet present and future financial obligations either through the sale or maturity of existing assets or by the acquisition of additional funds through working capital management. Both the coordination of asset and liability maturities and effective working capital management are important to the maintenance of liquidity. United Dominion's primary source of liquidity is its cash flow from operations as determined by rental rates, occupancy levels, and operating expenses related to its portfolio of apartment homes. United Dominion routinely uses its unsecured bank credit facility to temporarily fund certain investing and financing activities prior to arranging for longer-term financing. During the past several years, proceeds from the sale of real estate have been used for both investing and financing activities.

         United Dominion expects to meet its short-term liquidity requirements generally through its net cash provided by operations and borrowings under credit arrangements. We expect to meet certain long-term liquidity requirements such as scheduled debt maturities, the repayment of financing on development activities, and potential property acquisitions, through long-term secured and unsecured borrowings, the disposition of properties, and the issuance of additional debt or equity securities of United Dominion. We believe that our net cash provided by operations will continue to be adequate to meet both operating requirements and the payment of dividends by United Dominion in accordance with REIT requirements in both the short- and long-term. Likewise, the budgeted expenditures for improvements and renovations of certain properties are expected to be funded from property operations.

         United Dominion filed a shelf registration statement in December 1999 providing for the issuance of up to an aggregate of $700 million in common shares, preferred shares, and debt securities to facilitate future financing activities in the public capital markets. Under this shelf registration statement, United Dominion sold 3.0 million shares of common stock at a price of $14.91 per share in March 2002 and issued $200 million of 6.50% senior unsecured notes due June 2009 in June 2002. In December 2002, United Dominion replaced its existing shelf with a new shelf registration statement providing for the issuance of up to an aggregate of $1 billion in debt securities, preferred stock, and common stock and, as a result, the previous shelf registration will no longer be used for our securities offerings. In January 2003, coinciding with our inclusion in the S&P MidCap 400 Index, United Dominion sold 2.0 million shares of common stock at a public offering price of $15.71 per share under the new shelf registration statement. We received net proceeds from this offering of approximately $31 million, which will be used to repay debt and for general corporate purposes. In February 2003, United Dominion sold $150 million of 4.50% medium-term notes due in March 2008 under a new $300 million medium-term note program. The net proceeds from the issuance of approximately $149 million are anticipated to be used to repay amounts outstanding on United Dominion's $375 million unsecured revolving credit facility. Access to capital markets is dependent on market conditions at the time of issuance.

Future Capital Needs

         Future development expenditures are expected to be funded primarily through joint ventures or with proceeds from the sale of property and, to a lesser extent, cash flows provided by operating activities. Acquisition activity in strategic markets is expected to be largely financed through the issuance of equity and debt securities, the issuance of operating partnership units, the assumption of secured debt, and by the reinvestment of proceeds from the sale of property in non-strategic markets.

         During 2003, United Dominion has approximately $19.5 million of secured debt and $115.1 million of unsecured debt maturing that we anticipate repaying using proceeds from mortgage refinancing activity, borrowings under secured or unsecured credit facilities, or the issuance of new unsecured debt securities.

Critical Accounting Policies and Estimates

         Our critical accounting policies are those having the most impact on the reporting of our financial condition and results and those requiring significant judgments and estimates. These policies include those related to (1) capital expenditures, (2) impairment of long-lived assets, and (3) derivatives and hedging activities. With respect to these critical accounting policies, management believes that the application of judgments and assessments is consistently applied and produces financial information that fairly depicts the results of operations for all periods presented.

   Capital Expenditures

         In conformity with accounting principles generally accepted in the United States, United Dominion capitalizes those expenditures related to acquiring new assets, materially enhancing the value of an existing asset, or substantially extending the useful life of an existing asset. Expenditures necessary to maintain an existing property in ordinary operating condition are expensed as incurred.

         During 2002, $42.8 million or $563 per home was spent on capital expenditures for all of United Dominion's communities excluding development and commercial properties. These capital improvements included turnover related expenditures for floor coverings and appliances, other recurring capital expenditures such as HVAC equipment, roofs, landscaping, siding, parking lots, and other non-revenue enhancing capital expenditures, which aggregated $32.3 million or $425 per home. In addition, revenue enhancing capital expenditures, including water sub-metering, the initial installation of microwaves or washer-dryers, and extensive interior upgrades totaled $9.4 million or $124 per home and major renovations totaled $1.1 million or $14 per home for the year ended December 31, 2002.

         The following table outlines capital expenditures and repairs and maintenance costs for United Dominion's total portfolio, excluding real estate under development and commercial properties for the periods presented (dollars in thousands):

                                                      Year ended December 31,       Year ended December 31, (per home)
                                                     ---------------------------    ----------------------------------
                                                     2002      2001     % Change    2002       2001    % Change
                                                     ----      ----     --------    ----       ----    --------
Turnover capital expenditures ....................   $16,474   $16,776    (1.8)%    $  216     $  222     (2.7)%

Other recurring capital expenditures .............    15,867    14,759     7.5%        209        196      6.6%
                                                     -------   -------   -----      ------     ------    -----

      Total recurring capital expenditures .......    32,341    31,535     2.6%        425        418      1.7%

Revenue enhancing improvements ...................     9,405    17,967   (47.7)%       124        238    (47.9)%

Major renovations ................................     1,081     3,594   (69.9)%        14         48    (70.8)%
                                                     -------   -------   -----      ------     ------    -----
      Total capital improvements .................   $42,827   $53,096   (19.3)%    $  563     $  704    (20.0)%
                                                     =======   =======   =====      ======     ======    =====

Repairs and maintenance ..........................    40,078    36,197    10.7%        527        480      9.8%
                                                     -------   -------   -----      ------     ------    -----

      Total expenditures .........................   $82,905   $89,293    (7.2)%    $1,090     $1,184     (7.9)%
                                                     =======   =======   =====      ======     ======    =====

         Total capital improvements decreased $10.3 million or $141 per home in 2002 compared to 2001 as challenging economic conditions negatively impacted our potential to generate investment returns. United Dominion will continue to selectively add revenue enhancing improvements which we believe will provide a return on investment substantially in excess of United Dominion's cost of capital. Recurring capital expenditures during 2003 are currently expected to be approximately $435 per home.

   Impairment of Long-Lived Assets

         United Dominion records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by the future operation and disposition of those assets are less than the net book value of those assets. Our cash flow estimates are based upon historical results adjusted to reflect our best estimate of future market and operating conditions and our estimated holding periods. The net book value of impaired assets is reduced to fair market value. Our estimates of fair market value represent our best estimate based upon industry trends and reference to market rates and transactions.

         We review the carrying value of our portfolio of assets on a regular basis. During 2002, United Dominion pursued its strategy of exiting markets where long-term growth prospects are limited. As a result, 25 apartment communities were placed under contract and two of these assets were ultimately sold at net selling prices below their net book values. Accordingly, United Dominion recorded an aggregate $2.3 million impairment loss for the write down of a portfolio of apartment communities in Memphis, Tennessee. In 2001, in connection with management's analysis of the carrying value of all undeveloped land parcels, United Dominion recognized an aggregate $2.8 million impairment loss on seven undeveloped sites in selected markets. An impairment loss was indicated as a result of the net book value of the assets being greater than the estimated fair market value less the cost of disposal.

   Derivatives and Hedging Activities

         United Dominion uses derivative financial instruments in the normal course of business to reduce its exposure to fluctuations in interest rates. As of December 31, 2002, United Dominion had 13 interest rate swap agreements with a notional value aggregating $232 million that are used to fix the interest rate on a portion of our variable rate debt. These derivatives qualify for hedge accounting as discussed in Note 1 to our consolidated financial statements. While we intend to continue to meet the conditions for hedge accounting, if a particular interest rate swap does not qualify as highly effective, any change in the fair value of the derivative used as a hedge would be reflected in current earnings. Furthermore, should any change in management strategy, or any other circumstance, cause an existing highly effective hedge to become ineffective, the accumulated loss or gain in the value of the derivative instrument since its inception would be immediately reclassified from the shareholders' equity section of the balance sheet to current earnings.

         Interest rate swaps, where United Dominion effectively makes fixed rate payments and receives variable rate payments to eliminate its variable rate exposure, are entered into to manage the interest rate risk in our existing balance sheet mix. These instruments are valued using the market standard methodology of netting the discounted future variable cash receipts and the discounted expected fixed cash payments. The variable cash flow streams are based on an expectation of future interest rates derived from observed market interest rate curves. We have not changed our methods of calculating these fair values or developing the underlying assumptions. The values of these derivatives will change over time as cash receipts and payments are made and as market conditions change. Any event that impacts the level of actual and expected future interest rates will impact our swap valuations. The fair value of our existing swap portfolio is likely to fluctuate materially from year to year based on changing levels of interest rates and shortening swap terms to maturity. Information about the fair values, notional amounts, and contractual terms of United Dominion's interest rate swaps can be found in Note 8 to our consolidated financial statements and the section titled "Interest Rate Risk" below.

         Potential losses are limited to counterparty risk in situations where United Dominion is owed money; that is, when United Dominion holds contracts with positive fair values. We do not expect any losses from counterparties failing to meet their obligations as the counterparties are highly rated credit quality U.S. financial institutions and management believes that the likelihood of realizing material losses from counterparty non-performance is remote. At December 31, 2002, United Dominion had unrealized losses totaling $9.6 million on derivative transactions, which if terminated, would require a cash outlay. United Dominion presently has no intention to terminate these contracts. There are no credit concerns related to our obligations and we expect to meet those obligations without default.

         The following discussion explains the changes in net cash provided by operating activities and net cash used in investing and financing activities that are presented in United Dominion's Consolidated Statements of Cash Flows.

Operating Activities

         For the year ended December 31, 2002, United Dominion's cash flow provided by operating activities was $226.7 million compared to $224.4 million for 2001. During 2002, cash flow from operating activities resulted primarily from increased rental revenues from a larger portfolio and decreased interest expense that were partially offset by increased rental expenses, lower collections on escrow accounts and receivables, and increased payments of accrued incentive compensation.

Investing Activities

         For the year ended December 31, 2002, net cash used in investing activities was $65.1 million compared to $64.1 million for 2001. Changes in the level of investing activities from period to period reflects United Dominion's strategy as it relates to its acquisition, capital expenditure, development, and disposition programs, as well as the impact of the capital market environment on these activities.

   Acquisitions

         During the year ended December 31, 2002, United Dominion acquired nine communities with 3,041 apartment homes and one parcel of land for approximately $267 million. In addition, in June 2002, United

Dominion purchased, for approximately $52 million, the remaining two apartment communities with 644 apartment homes that were part of an unconsolidated development joint venture in which United Dominion owned a 25% interest and served as the managing partner. In August 2002, United Dominion purchased the outside partnership interest in two properties in California containing 926 apartment homes for approximately $17 million.

         During 2003, we plan to continue to channel new investments to those markets that are projected to provide the best investment returns for us over the next ten years. Markets will be targeted based upon defined criteria including past performance, expected job growth, current and anticipated housing supply and demand, and the ability to attract and support household formation.

   Real Estate Under Development

         Development activity is focused in core markets that have strong operations in place. For the year ended December 31, 2002, United Dominion invested approximately $22.8 million in development projects, down $30.8 million from its 2001 level of $53.6 million.

         The following projects were under development at December 31, 2002:

                                                Number of  Completed      Cost to                     Estimated   Expected
                                                Apartment  Apartment        Date        Budgeted Cost    Cost    Completion
                               Location           Homes      Homes     (In thousands)  (In thousands)  Per Home     Date
                               --------           -----      -----     --------------  --------------  --------     ----
The Mandolin II ........  Dallas, TX                178       --             $5,400       $13,300       $74,700     4Q03
2000 Post III ..........  San Francisco, CA          24       --              2,100         6,600       275,000     3Q04
Rancho Cucamonga .......  Los Angeles, CA           414       --             13,800        60,400       145,900     4Q05
                                                    ---       --            -------       -------      --------
                                                    616       --            $21,300       $80,300      $130,400
                                                    ===       ==            =======       =======      ========

         In addition, United Dominion owns seven parcels of land that it continues to hold for future development that had a carrying value at December 31, 2002 of $9.4 million. Six of the seven parcels represent additional phases to existing communities as United Dominion plans to add apartment homes adjacent to currently owned communities that are in improving markets.


         The following projects were completed during the year ended December 31, 2002:

                                                 Number of    Development
                                                 Apartment        Cost      Cost Per      Date       % Leased
                                Location           Homes     (In thousands)   Home      Completed   at 12/31/02
                                --------           -----     --------------   ----      ---------   -----------
Greensview II ..........   Denver, CO               192          $16,900      $88,000     3/02          72.4%
The Meridian II ........   Dallas, TX               270           14,800       54,800     6/02          95.6%
                                                    ---          -------      -------
                                                    462          $31,700      $68,600
                                                    ===          =======      =======

   Disposition of Investments

         For the year ended December 31, 2002, United Dominion sold 25 communities with a total of 6,990 apartment homes, one commercial property, and one parcel of land for an aggregate sales price of approximately $319 million and recognized gains for financial reporting purposes of $31.5 million. Proceeds from the sales were applied primarily to acquire communities and reduce debt. In addition, during the first quarter of 2002, $3.1 million in proceeds was received on the condemnation of 96 units of a community in Fresno, California that resulted in a gain of $1.2 million. For the year ended December 31, 2001, United Dominion sold nine communities with 1,889 apartment homes and five parcels of land for an aggregate sales price of approximately $141.3 million and recognized gains for financial reporting purposes of $24.7 million. Proceeds from the sales were used primarily to repurchase United Dominion's 9.25% Series A Cumulative Redeemable Preferred Stock during the second quarter of 2001, and to a lesser extent, to reduce long-term debt, repurchase common shares, and to complete Section 1031 exchanges to defer taxable gains.

         During 2003, United Dominion plans to continue to pursue its strategy of exiting markets where long-term growth prospects are limited and redeploying capital into markets that would enhance future growth rates and economies of scale. We intend to use proceeds from 2003 dispositions to acquire communities, fund development activity, and reduce debt.

   Development Joint Ventures

         In June 2000, United Dominion completed the formation of a joint venture that would invest approximately $101 million to develop five apartment communities with a total of 1,438 apartment homes. United Dominion owned a 25% interest in the joint venture and served as the managing partner of the joint venture as well as the developer, general contractor, and property manager. For the years ended December 31, 2002, 2001, and 2000, United Dominion recognized fee income of approximately $0.6 million, $2.6 million, and $3.0 million, respectively, for general contracting, developer, and management services provided by United Dominion to the joint venture. In December 2001, United Dominion purchased three of the five apartment communities for a total aggregate cost of approximately $61 million. In June 2002, United Dominion purchased the remaining two communities for a total aggregate cost of approximately $52 million.

         In September 2002, United Dominion signed a development joint venture agreement with AEGON USA Realty Advisors, Inc. in which United Dominion serves as the managing member. The joint venture is expected to develop approximately eight to ten garden style apartment communities over the next three to five years, with a total development cost of up to $210 million. The joint venture will obtain bank construction financing for 65% to 80% of total costs. The joint venture will provide equity contributions for the balance of the costs with AEGON providing 80% and United Dominion providing 20%. United Dominion will serve as the developer, general contractor, and property manager for the joint venture, and will guarantee those project development costs, excluding financing costs (including fees and interest), which exceed the defined project cost budgeted amounts for each respective project, as they come to fruition. As of December 31, 2002, the joint venture had not commenced operations.

Financing Activities

         Net cash used in financing activities during 2002 was $163.1 million compared to $166.0 million for 2001. As part of the plan to improve United Dominion's balance sheet position, we utilized proceeds from dispositions, equity and debt offerings, and refinancings to extend maturities, pay down existing debt, and purchase new properties.

         The following is a summary of our financing activities for the year ended December 31, 2002:

         o Borrowed an additional $253.6 million under our existing Fannie Mae credit facilities and $70.7 million under a new $72 million Freddie Mac revolving credit facility.

         o Repaid $305.8 million of secured debt and $210.4 million of unsecured debt (includes tender offer and prepayment penalties referred to below), assumed $41.6 million of secured debt in connection with the acquisition of properties, and repaid $35.9 million of secured debt in connection with the disposition of properties.

         o Sold 3.0 million common shares at a price of $14.91 per share in March 2002. The net proceeds of $42.3 million were used to acquire apartment communities.

         o Refinanced secured debt during the first quarter of 2002 using proceeds from the new Fannie Mae and Freddie Mac credit facilities and incurred prepayment penalties of $15.8 million on the refinancing of these mortgages, while freeing $8.2 million of cash previously escrowed with former lenders. Management believes that the net present value of these refinancing transactions ranges from approximately $17 million to $20 million.

         o Issued $200 million of 6.50% senior unsecured notes due in June 2009 in June 2002. The net proceeds from the issuance of $198.5 million were used to reduce outstanding debt under our $375 million unsecured revolving credit facility.

         o Repurchased the following unsecured debt during the third and fourth quarters of 2002 (dollars in thousands):

                                                                                          Purchase    Premium
                                  Issuance (in order of maturity)                          Price       Paid
                                  -------------------------------                          -----       ----
           8.63% Notes due March 2003 ..............................................    $      25   $      1
           7.67% Medium-Term Notes due January 2004 ................................        6,925        371
           7.73% Medium-Term Notes due April 2005 ..................................        1,300         96
           7.95% Medium-Term Notes due July 2006 ...................................       17,805      1,771
           7.25% Notes due January 2007 ............................................       12,755        900
           8.50% Monthly Income Notes due November 2008 ............................       28,180      3,382
           8.50% Debentures due September 2024 .....................................       70,802     11,335
                                                                                        ---------   --------
                                                                                        $ 137,792    $17,856
                                                                                        =========   ========

                  Management believes that these redemptions will generate a net present value savings of approximately $1 million to $3 million.

         o Repurchased 914,000 common shares at an average price of $14.16. As of December 31, 2002, approximately 2.3 million common shares remained available for repurchase under the common share repurchase program.

         o Filed with the Securities and Exchange Commission in December 2002 a new shelf registration statement that provides for the issuance of up to $1 billion aggregate amount of debt securities, preferred stock, and common stock from time to time in one or more offerings to facilitate future financing activities in the public capital markets. The new $1 billion shelf registration statement replaces the $294 million remaining on our previous $700 million shelf registration statement filed in December 1999.

Credit Facilities

         United Dominion has four secured revolving credit facilities with Fannie Mae with an aggregate commitment of $860 million and one with Freddie Mac for $72 million. As of December 31, 2002, $676.3 million was outstanding under the Fannie Mae credit facilities leaving $183.7 million of unused capacity. The Fannie Mae credit facilities are for an initial term of ten years, bear interest at floating and fixed rates, and can be extended for an additional five years at United Dominion's discretion. As of December 31, 2002, $70.7 million had been funded under the Freddie Mac credit facility leaving $1.3 million of unused capacity. The Freddie Mac credit facility is for an initial term of five years with an option by United Dominion to extend for an additional four-year term at the then market rate.

         As of December 31, 2002, the aggregate borrowings under both the Fannie Mae and Freddie Mac credit facilities was $747 million. We have $305.9 million of the funded balance fixed at a weighted average interest rate of 6.4%. The remaining balance on these facilities is currently at a weighted average variable rate of 2.0%.

         United Dominion has a $375 million three-year unsecured bank revolving credit facility that matures in August 2003. As of December 31, 2002, $175.8 million was outstanding under the bank credit facility leaving $199.2 million of unused capacity. Under the bank credit facility, United Dominion may borrow at a rate of LIBOR plus 1.1%, and pays an annual facility fee equal to 0.25% of the commitment.

         The Fannie Mae and Freddie Mac credit facilities and the bank revolving credit facility are subject to customary financial covenants and limitations. As of December 31, 2002, management believes that United Dominion is in compliance with all covenants and limitations.

Derivative Instruments

         As part of United Dominion's overall interest rate risk management strategy, we use derivatives as a means to fix the interest rates of variable rate debt obligations or to hedge anticipated financing transactions. United Dominion's derivative transactions used for interest rate risk management include various interest rate swaps with indices that relate to the pricing of specific financial instruments of United Dominion. United Dominion believes that it has appropriately controlled its interest rate risk through the use of derivative instruments. During 2002, the fair value of United Dominion's derivative instruments has improved from an unfavorable value position of $14.9 million at December 31, 2001 to an unfavorable value position of $9.6 million at December 31, 2002. This decrease is primarily due to the normal progression of the fair market value of derivative instruments to get closer to zero as they near the end of their terms (see Note 8 to the consolidated financial statements).

Interest Rate Risk

         United Dominion is exposed to interest rate risk associated with variable rate notes payable and maturing debt that has to be refinanced. United Dominion does not hold financial instruments for trading or other speculative purposes, but rather issues these financial instruments to finance its portfolio of real estate assets. United Dominion's interest rate sensitivity position is managed by our finance department. Interest rate sensitivity is the relationship between changes in market interest rates and the fair value of market rate sensitive assets and liabilities. United Dominion's earnings are affected as changes in short-term interest rates impact its cost of variable rate debt and maturing fixed rate debt. A large portion of United Dominion's market risk is exposure to short-term interest rates from variable rate borrowings outstanding under the unhedged portion of its Fannie Mae credit facilities and its bank revolving credit facility, which totaled $370.5 million and $70.7 million, respectively, at December 31, 2002. The impact on United Dominion's financial statements of refinancing fixed rate debt that matured during 2002 was immaterial.

         At December 31, 2002, the notional value of United Dominion's derivative products for the purpose of managing interest rate risk was $232 million, representing interest rate swaps under which United Dominion pays a fixed rate of interest and receives a variable rate. These agreements effectively fix $232 million of United Dominion's variable rate notes payable to a weighted average fixed rate of 7.72%. At December 31, 2002, the fair market value of the interest rate swaps was an unfavorable value position of $9.6 million. If interest rates were 100 basis points more or less at December 31, 2002, the fair market value of the interest rate swaps would have increased or decreased approximately $1.9 million and $2.0 million, respectively.

         If market interest rates for variable rate debt average 100 basis points more in 2003 than they did during 2002, United Dominion's interest expense, after considering the effects of its interest rate swap agreements, would increase, and income before taxes would decrease by $5.3 million. Comparatively, if market interest rates for variable rate debt had averaged 100 basis points more in 2002 than in 2001, United Dominion's interest expense, after considering the effects of its interest rate swap agreements, would have increased, and income before taxes would have decreased by $5.2 million. If market rates for fixed rate debt were 100 basis points higher at December 31, 2002, the fair value of fixed rate debt would have decreased from $1.38 billion to $1.33 billion. If market interest rates for fixed rate debt were 100 basis points lower at December 31, 2002, the fair value of fixed rate debt would have increased from $1.38 billion to $1.45 billion.

         These amounts are determined by considering the impact of hypothetical interest rates on United Dominion's borrowing cost and interest rate swap agreements. These analyses do not consider the effects of the reduced level of overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, management would likely take actions to further mitigate its exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no change in United Dominion's financial structure.

Results of Operations

         Effective January 1, 2002, United Dominion adopted the provisions of Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 extends the reporting requirements of discontinued operations to include the components of an entity that have either been disposed of or are classified as held for disposition (see Note 3 to the consolidated financial statements). During 2002, United Dominion sold 25 communities, one commercial property, and one parcel of land and, at December 31, 2002, had five properties classified as real estate held for disposition. Accordingly, the operating results of these properties have been reclassified as discontinued operations in the Consolidated Statements of Operations for each of the three years in the period ended December 31, 2002. The following discussion includes the results of both continuing and discontinued operations for the periods presented.

   Net Income Available to Common Shareholders
   2002-vs-2001

         Net income available to common shareholders was $25.8 million ($0.24 per share) for the year ended December 31, 2002, compared to $27.1 million ($0.27 per share) for the prior year. The decrease in net income available to common shareholders resulted primarily from charges for prepayment penalties and premiums paid in connection with the refinancing of mortgage debt and the repurchase of unsecured debt, aggregating $37.0 million. These charges were partially offset by higher gains recognized on the sales of depreciable property during 2002 compared to 2001, most of which are included in income from discontinued operations (see Note 3 to the consolidated financial statements), and non-recurring charges in 2001 (see discussion that follows under "Restructuring Charges" and "Impairment Loss on Real Estate and Investments"). In addition, consolidated property operations generated $9.0 million more in rental income during 2002 compared to 2001 as a result of the continued lease-up and stabilization of development communities, and interest expense decreased $11.4 million due to refinancing activities.

   2001-vs-2000

         Net income available to common shareholders was $27.1 million ($0.27 per share) for the year ended December 31, 2001, compared to $42.7 million ($0.41 per share) for 2000, representing a decrease of $15.6 million ($0.14 per share). Excluding non-recurring charges (see discussion that follows under "Restructuring Charges" and "Impairment Loss on Real Estate and Investments") and the loss on early debt retirement, net income available to common shareholders was $41.5 million ($0.41 per share) for the year ended December 31, 2001, compared to $45.5 million ($0.44 per share) for 2000, representing a decrease of $4.0 million ($0.04 per share). Excluding non-recurring charges and the loss on early debt retirement, the decrease for the period was primarily due to the overall decrease in United Dominion's portfolio of assets that generated rental income of $618.6 million, representing a decrease of $8.0 million from 2000. In addition, United Dominion recognized lower gains on the sale of land and depreciable property during 2001 and incurred the write-off of unamortized original issuance costs associated with its 9.25% Series A Cumulative Redeemable Preferred Stock during the second quarter of 2001. This decrease was moderated, in part, by a decrease in rental expenses of $4.2 million to $246.2 million and lower interest costs of $144.4 million during 2001 compared to $156.0 million in 2000.

Apartment Community Operations

         United Dominion's net income is primarily generated from the operation of its apartment communities. The following table summarizes the operating performance of United Dominion's total apartment portfolio for each of the periods presented (dollars in thousands):

                                                 Year Ended December 31,                    Year Ended December 31,
                                         -----------------------------------------   -------------------------------------
                                            2002           2001         % Change       2001           2000        % Change
                                            ----           ----         --------       ----           ----        --------
Property rental income                    $ 627,625       $ 617,690      1.6%        $ 617,690      $ 625,481      (1.2)%
Property operating expense*                (233,071)       (227,820)     2.3%         (227,820)      (230,489)     (1.2)%
                                         ----------       ---------    -----         ---------      ---------      ----
Property operating income                 $ 394,554       $ 389,870      1.2%        $ 389,870      $ 394,992      (1.3)%
                                          =========       =========    =====         =========      =========      ====
Weighted average number of homes             76,567          76,487      0.1%           76,487         80,253      (4.7)%
Physical occupancy**                           93.0%           93.9%    (0.9)%            93.9%          94.2%     (0.3)%

------
* Excludes depreciation, amortization, and property management expenses. ** Based upon weighted average homes.

         The increase in property operating income provided by the same communities, development communities, and acquisition communities since December 31, 2001 is primarily due to the continued lease-up and stabilization of development communities.

   2002-vs-2001
   Same Communities

         United Dominion's same communities (those communities acquired, developed, and stabilized prior to January 1, 2001 and held on January 1, 2002, which consisted of 66,416 apartment homes at December 31, 2002) provided 87% of our property operating income for the year ended December 31, 2002.

         In 2002, same community property operating income decreased 0.8% or $2.8 million compared to the prior year. The overall decrease in property operating income was primarily driven by a 17.1% or $5.6 million increase in vacancy loss and a 37.1% or $4.5 million increase in concessions. These decreases in income were partially offset by a 32.8% or $3.4 million increase in sub-meter, trash, and vacant utility reimbursements, a 0.3% or $1.7 million increase in rental rates and a 13.0% or $2.6 million increase in other income. Physical occupancy declined 0.8% to 93.3% in 2002 compared to 2001.

         For 2002, property operating expenses at these same communities increased 0.9% or $1.7 million compared to 2001. This increase in property operating expenses was primarily driven by a 10.6% or $3.3 million increase in repairs and maintenance costs and a 3.4% or $1.6 million increase in real estate taxes, both of which were partially offset by a 5.1% or $1.7 million decrease in utilities expense, a 40.2% or $0.9 million decrease in incentive compensation expense, and a 9.5% or $1.0 million decrease in insurance costs.

         As a result of the percentage changes in property rental income and property operating expenses, the operating margin (property operating income divided by property rental income) decreased 0.4% to 63.3%.

   Non-Mature Communities

         The remaining 13% of United Dominion's property operating income during 2002 was generated from its non-mature communities (those communities acquired or developed during 2001 and 2002, sold properties, and those properties classified as real estate held for disposition). The 16 communities with 4,989 apartment homes acquired by United Dominion during 2001 and 2002 provided $19.6 million of property operating income. In addition, United Dominion's development communities, which included 1,238 apartment homes constructed since January 1, 2001, provided $6.7 million of property operating income during 2002. The 25 communities with 6,990 apartment homes sold during 2002 provided $18.1 million of property operating income, the two communities with 363 apartment homes classified as real estate held for disposition provided $1.9 million of property operating income, and other non-mature communities provided $4.6 million of property operating income for the year ended December 31, 2002.

   2001-vs-2000
   Same Communities

         United Dominion's same communities (those communities acquired, developed, or stabilized prior to January 1, 2000 and held on January 1, 2001, which consisted of 72,997 apartment homes at December 31, 2001) provided 95% of United Dominion's property operating income for the year ended December 31, 2001.

         In 2001, property operating income for the same communities increased 2.3% or $8.5 million compared to 2000. The growth in property operating income resulted from a $17.8 million or 3.1% increase in property rental income over the same period in the prior year. The increase was driven by a $22.9 million or 3.9% increase in rental rates. The increased rental rates were partially offset by higher concessions and an increase in bad debt expense. Physical occupancy decreased 0.2% to 94.0% in 2001 compared to 2000.

         For 2001, property operating expenses at these same communities increased $9.3 million or 4.5% compared to 2000. The increase in property operating expenses resulted primarily from a $3.6 million or 11.1% increase in utility costs experienced by United Dominion as a result of the increase in prices for natural gas and overall increases in electricity costs. In addition, United Dominion experienced a $2.4 million or 7.3% increase in repairs and maintenance, a $1.6 million or 3.1% increase in taxes, and a $1.2 million or 2.1% increase in personnel costs compared to 2000.

         As a result of the percentage changes in property rental income and property operating expenses, the operating margin (property operating income divided by property rental income) decreased 0.5% to 63.2%.

   Non-Mature Communities

         The remaining 5% of United Dominion's property operating income during 2001 was generated from its non-mature communities (those communities acquired or developed during 2000 and 2001 and sold properties). The six communities with 1,571 apartment homes acquired by United Dominion during 2000 and 2001 provided an additional $3.8 million of property operating income during 2001. In addition, United Dominion's development communities, which included 2,022 apartment homes constructed since January 1, 2000, provided an additional $9.5 million of property operating income for the year ended December 31, 2001, and the nine communities with 1,889 apartment homes sold in 2001 provided $2.5 million of property operating income during 2001.

Real Estate Depreciation

         During the year ended December 31, 2002, real estate depreciation on both continuing and discontinued operations increased $7.3 million or 4.8% compared to 2001. The increase in depreciation expense was attributable to the overall increase in the weighted average number of apartment homes as well as the impact of completed development communities, acquisitions, and capital expenditures.

         During the year ended December 31, 2001, real estate depreciation on both continuing and discontinued operations decreased $1.1 million or 0.8% compared to 2000. The decrease in depreciation expense was attributable to the overall decrease in the weighted average number of apartment homes partially offset by the impact of completed development communities, acquisitions, and capital expenditures.

Interest Expense

         For the year ended December 31, 2002, interest expense on both continuing and discontinued operations decreased $11.4 million or 7.9% from 2001 primarily due to debt refinancings and decreasing interest rates that were partially offset by the overall increase in the weighted average level of debt outstanding. For the year ended December 31, 2002, the weighted average amount of debt outstanding increased 2.0% or $40.4 million from 2001 levels and the weighted average interest rate decreased from 7.1% to 6.1% for 2002. The weighted average amount of debt employed during 2002 is higher than 2001 as we borrowed additional funds to acquire apartment communities. The decrease in the average interest rate during 2002 reflects the ability of United Dominion to take advantage of declining interest rates through refinancing and the utilization of variable rate debt.

         For the year ended December 31, 2001, interest expense decreased $11.7 million from the corresponding amount in 2000 primarily due to decreasing interest rates and, to a lesser extent, the overall decrease in the level of debt outstanding. For the year ended December 31, 2001, the weighted average amount of debt outstanding decreased 2.9% or $60.2 million from 2000 levels and the weighted average interest rate decreased from 7.6% in 2000 to 7.1% in 2001. The weighted average amount of debt employed during 2001 is lower as a portion of disposition proceeds was used to repay outstanding debt. The decrease in the average interest rate during 2001 reflects the ability of United Dominion to take advantage of declining interest rates through refinancing and the utilization of variable rate debt.

Restructuring Charge

         In 2001, management undertook a comprehensive review of the organizational structure of United Dominion and its operations subsequent to the appointment of a new senior management team and CEO. As a result, we recorded $4.5 million of expense related to the termination of approximately 10% of United Dominion's workforce in operations and at the corporate headquarters. In addition, United Dominion recognized expense in the aggregate of $0.9 million related to relocation costs associated with the new executive offices in Colorado and other miscellaneous costs.

Impairment Loss on Real Estate and Investments

         In 2002, United Dominion pursued its strategy of exiting markets where long-term growth prospects are limited and the redeployment of capital would enhance future growth rates and economies of scale. During 2002, United Dominion sold 25 apartment communities with a total of 6,990 apartment homes, one commercial property, and one parcel of land with an aggregate net book value of approximately $285 million. Although these sales resulted in an aggregate net gain of $31.5 million, certain of these assets were sold at net selling prices below their net book values. As a result, United Dominion recorded an aggregate $2.3 million impairment loss during 2002 for the write down of a portfolio of apartment communities in Memphis, Tennessee.

         In 2001, in connection with the evaluation of United Dominion's real estate assets and operations, senior management determined that it was in our best interest to dispose of a majority of United Dominion's undeveloped tracts of land at an accelerated pace and redeploy the proceeds elsewhere. This represented a change from prior management in the holding period of these assets and their respective values. Prior management had purchased these tracts of land in 1999 and 2000 with the intent to build apartment communities on them. To accelerate the disposition of these undeveloped land sites, we recorded an aggregate $2.8 million impairment loss during the first quarter of 2001 for the write down of seven undeveloped sites in selected markets. The $2.8 million charge represented the discount necessary to dispose of these assets in a short time frame coupled with decreases in market value in 2001 for these properties. In addition, United Dominion recognized a $0.4 million charge for the write down of its investment in an online apartment leasing company.

         During the fourth quarter of 2001, Realeum, Inc., a property management software venture in which United Dominion made significant investments prior to 2001, successfully completed an equity offering in which it raised approximately $15 million of new capital in exchange for a 45.6% ownership stake. As a result of the equity offering, the market value of United Dominion's ownership stake was established at approximately $1.3 million, and its $3.5 million aggregate investment was adjusted to $1.3 million.

General and Administrative

         For the year ended December 31, 2002, general and administrative expenses decreased $2.4 million or 11.0% compared to 2001. The decrease was primarily due to reduced personnel costs and state and local taxes that were partially offset by increased third-party consulting expenses.

         For the year ended December 31, 2001, general and administrative expenses increased $6.0 million or 38.2% compared to 2000. The increase was primarily due to an increase in costs related to incentive compensation, employee benefits, and state and local taxes.

Gains on Sales of Land and Depreciable Property

         For the years ended December 31, 2002 and 2001, United Dominion recognized gains for financial reporting purposes of $32.7 million and $24.7 million, respectively. Changes in the level of gains recognized from period to period reflect the changing level of United Dominion's divestiture activity from period to period, as well as the extent of gains related to specific properties sold.

Inflation

         United Dominion believes that the direct effects of inflation on our operations have been immaterial. Substantially all of United Dominion's leases are for a term of one year or less which generally minimizes our risk from the adverse effects of inflation.

Factors Affecting Our Business Prospects

         There are may factors that affect our business and the results of our operations, some of which are beyond our control. These factors include:

         o Unfavorable changes in apartment market and economic conditions that could adversely affect occupancy levels and rental rates.

         o        The failure of acquisitions to achieve anticipated results.

         o        Possible difficulty in selling apartment communities.

         o Competitive factors that may limit our ability to lease apartment homes or increase or maintain rents.

         o Insufficient cash flow that could affect our debt financing and create refinancing risk.

         o Failure to generate sufficient revenue, which could impair our debt service payments and distributions to shareholders.

         o Development and construction risks that may impact our profitability.

         o        Our failure to succeed in new markets.

         o Changing interest rates, which could increase interest costs and affect the market price of our securities.

         o Potential liability for environmental contamination, which could result in substantial costs.

         o The imposition of federal taxes if we fail to qualify as a REIT in any taxable year.

             INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE
                       UNITED DOMINION REALTY TRUST, INC.

                                                                                                         Page
FINANCIAL STATEMENTS FILED AS PART OF THIS REPORT

Report of Ernst & Young LLP, Independent Auditors .......................................................  21

Consolidated Balance Sheets at December 31, 2002 and 2001 ...............................................  22

Consolidated Statements of Operations for each of the three years in the period ended
      December 31, 2002 .................................................................................  23

Consolidated Statements of Cash Flows for each of the three years in the period ended
      December 31, 2002 .................................................................................  24

Consolidated Statements of Shareholders' Equity for each of the three years in the period ended
      December 31, 2002 .................................................................................  25

Notes to Consolidated Financial Statements ..............................................................  27

SCHEDULE FILED AS PART OF THIS REPORT

Schedule III--Summary of Real Estate Owned ..............................................................  48

         All other schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes thereto.

                Report of Ernst & Young LLP, Independent Auditors


The Board of Directors and Shareholders
United Dominion Realty Trust, Inc.

         We have audited the accompanying consolidated balance sheets of United Dominion Realty Trust, Inc. (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the Index at
Item 15(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Dominion Realty Trust, Inc. at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

         As discussed in Note 15 to the consolidated financial statements, in 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Correction." As discussed in Note 2 to the consolidated financial statements, in 2002 the Company adopted the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." As discussed in Note 1 to the consolidated financial statements, in 2001 the Company changed its method of accounting for derivative financial instruments.

                                                       ERNST & YOUNG LLP

Richmond, Virginia
January 27, 2003,
except for Note 14, as to which the date is February 27, 2003, and except for Note 15, as to which the date is May 12, 2003

                       UNITED DOMINION REALTY TRUST, INC.


                           CONSOLIDATED BALANCE SHEETS
                      (In thousands, except for share data)

                                                                                                              December 31,
                                                                                                           ------------------
                                                                                                           2002          2001
                                                                                                           ----          ----
                                                 ASSETS
  Real estate owned (Note 2):
      Real estate held for investment ..............................................................   $ 3,908,746    $ 3,858,579
            Less: accumulated depreciation .........................................................      (742,876)      (646,366)
                                                                                                       -----------    -----------
                                                                                                         3,165,870      3,212,213
      Real estate under development ................................................................        30,624         40,240
      Real estate held for disposition (net of accumulated depreciation of $5,857 and $0) (Note 3) .        22,256          8,848
                                                                                                       -----------    -----------
      Total real estate owned, net of accumulated depreciation .....................................     3,218,750      3,261,301
Cash and cash equivalents ..........................................................................         3,152          4,641
Restricted cash ....................................................................................        11,773         26,830
Deferred financing costs, net ......................................................................        17,548         15,802
Investment in unconsolidated development joint venture (Note 4) ....................................            --          3,355
Other assets .......................................................................................        24,913         36,162
                                                                                                       -----------    -----------
      Total assets .................................................................................   $ 3,276,136    $ 3,348,091
                                                                                                       ===========    ===========

                                LIABILITIES AND SHAREHOLDERS' EQUITY

Secured debt (Note 5) ..............................................................................   $ 1,015,740    $   974,177
Unsecured debt (Note 6) ............................................................................     1,041,900      1,090,020
Real estate taxes payable ..........................................................................        29,743         28,099
Accrued interest payable ...........................................................................        11,908         16,779
Security deposits and prepaid rent .................................................................        21,379         20,481
Distributions payable ..............................................................................        35,141         33,457
Accounts payable, accrued expenses, and other liabilities ..........................................        49,634         66,688
Real estate held for disposition liabilities .......................................................           204             --
                                                                                                       -----------    -----------
      Total liabilities ............................................................................     2,205,649      2,229,701

Minority interests .................................................................................        69,216         75,665

Shareholders' equity (Note 7):
      Preferred stock, no par value; $25 liquidation preference, 25,000,000 shares authorized;
            5,416,009 shares 8.60% Series B Cumulative
               Redeemable issued and outstanding (5,416,009 in 2001) ...............................       135,400        135,400
            8,000,000 shares 7.50% Series D Cumulative Convertible Redeemable issued and outstanding
               (8,000,000 in 2001) .................................................................       175,000        175,000
      Common stock, $1 par value; 150,000,000 shares authorized 106,605,259 shares issued and
         outstanding (103,133,279 in 2001) .........................................................       106,605        103,133
      Additional paid-in capital ...................................................................     1,140,786      1,098,029
      Distributions in excess of net income ........................................................      (541,428)      (448,345)
      Deferred compensation--unearned restricted stock awards ......................................        (2,504)        (1,312)
      Notes receivable from officer-shareholders ...................................................        (2,630)        (4,309)
      Accumulated other comprehensive loss, net (Note 8) ...........................................        (9,958)       (14,871)
                                                                                                       -----------    -----------
            Total shareholders' equity .............................................................     1,001,271      1,042,725
                                                                                                       -----------    -----------
      Total liabilities and shareholders' equity ...................................................   $ 3,276,136    $ 3,348,091
                                                                                                       ===========    ===========

          See accompanying notes to consolidated financial statements.

                       UNITED DOMINION REALTY TRUST, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                                                    Years ended December 31,
                                                                                                --------------------------------
                                                                                                 2002*         2001*        2000*
                                                                                                 -----         -----        -----
Revenues
      Rental income ........................................................................   $ 594,314    $ 565,322    $ 575,657
      Non-property income ..................................................................       1,806        4,593        5,326
                                                                                               ---------    ---------    ---------
            Total revenues .................................................................     596,120      569,915      580,983

Expenses
      Rental expenses:
            Real estate taxes and insurance ................................................      64,495       60,054       62,706
            Personnel ......................................................................      60,580       57,443       60,020
            Utilities ......................................................................      34,529       34,905       33,765
            Repairs and maintenance ........................................................      37,909       33,517       33,115
            Administrative and marketing ...................................................      21,876       20,583       21,358
            Property management ............................................................      17,240       17,107       18,392
            Other operating expenses .......................................................       1,203        1,391        1,421
Real estate depreciation ...................................................................     152,169      137,597      141,797
Interest ...................................................................................     130,956      139,695      151,711
Loss/(gain) on early debt retirement .......................................................      35,990        3,475         (831)
Severance costs and other organizational charges ...........................................          --        5,404        1,020
Litigation settlement charges ..............................................................          --           --        2,700
Impairment loss on real estate and investments .............................................          --        4,661           --
General and administrative .................................................................      19,343       21,730       15,724
Other depreciation and amortization ........................................................       4,096        3,333        4,239
                                                                                               ---------    ---------    ---------
            Total expenses .................................................................     580,386      540,895      547,137
                                                                                               ---------    ---------    ---------

Income before gains on sales of investments, minority interests, and discontinued operations      15,734       29,020       33,846
Gains on sales of land and depreciable property ............................................       1,248       24,748       31,450
                                                                                               ---------    ---------    ---------

Income before minority interests and discontinued operations ...............................      16,982       53,768       65,296
Minority interests of outside partnerships .................................................      (1,414)      (2,225)      (1,501)
Minority interests of unitholders in operating partnerships ................................         724       (1,139)      (1,822)
                                                                                               ---------    ---------    ---------

Income before discontinued operations ......................................................      16,292       50,404       61,973
Income from discontinued operations, net of minority interests (Note 3) ....................      36,937       11,424       14,642
                                                                                               ---------    ---------    ---------

Net income .................................................................................      53,229       61,828       76,615
Distributions to preferred shareholders--Series A and B ....................................     (11,645)     (15,762)     (21,591)
Distributions to preferred shareholders--Series D (Convertible) ............................     (15,779)     (15,428)     (15,300)
(Premium)/discount on preferred share repurchases ..........................................          --       (3,496)       2,929
                                                                                               ---------    ---------    ---------

Net income available to common shareholders ................................................   $  25,805    $  27,142    $  42,653
                                                                                               =========    =========    =========

Earnings/(loss) per common share--basic and diluted:
     (Loss)/income before discontinued operations, net of minority interests ...............   $   (0.11)   $    0.16    $    0.27
      Income from discontinued operations, net of minority interests .......................   $    0.35    $    0.11    $    0.14
      Net income available to common shareholders ..........................................   $    0.24    $    0.27    $    0.41
                                                                                               =========    =========    =========

Common distributions declared per share ....................................................   $    1.11    $    1.08    $    1.07
                                                                                               =========    =========    =========

Weighted average number of common shares outstanding--basic ................................     106,078      100,339      103,072
Weighted average number of common shares outstanding--diluted ..............................     106,952      101,037      103,208

*Amounts reclassified from prior presentation. See Note 15.


          See accompanying notes to consolidated financial statements.

                       UNITED DOMINION REALTY TRUST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                                 Years ended December 31,
                                                                                              ------------------------------
                                                                                               2002        2001         2000
                                                                                               ----        ----         ----
Operating Activities
      Net income .........................................................................   $  53,229    $  61,828    $  76,615
      Adjustments to reconcile net income to net cash provided by operating activities:
            Depreciation and amortization ................................................     163,328      155,327      157,361
            Impairment loss on real estate and investments ...............................          --        5,436           --
            Gains on sales of land and depreciable property ..............................     (32,698)     (24,748)     (31,450)
            Minority interests ...........................................................       3,122        4,192        4,386
            (Gain)/loss on early debt retirement .........................................      36,965        3,471         (831)
            Amortization of deferred financing costs and other ...........................       5,256          965        2,551
            Changes in operating assets and liabilities:
                  Decrease in operating liabilities ......................................     (15,265)      (3,188)      (2,333)
                  Decrease in operating assets ...........................................      12,763       21,128       17,861
                                                                                             ---------    ---------    ---------
Net cash provided by operating activities ................................................     226,700      224,411      224,160

Investing Activities
      Proceeds from sales of real estate investments, net ................................     284,834      109,713      160,257
      Proceeds received for excess expenditures over investment contribution in
        development joint venture ........................................................          --           --       30,176
      Acquisition of real estate assets, net of liabilities assumed ......................    (282,600)     (74,372)      (4,635)
      Development of real estate assets ..................................................     (22,763)     (53,607)     (84,431)
      Capital expenditures and other major improvements--real estate assets, net of escrow
        reimbursement ....................................................................     (42,827)     (53,096)     (41,496)
      Capital expenditures-non-real estate assets ........................................      (1,706)      (1,442)      (1,166)
      Other investing activities .........................................................          --        8,749           --
                                                                                             ---------    ---------    ---------
Net cash (used in)/provided by investing activities ......................................     (65,062)     (64,055)      58,705

Financing Activities
      Proceeds from the issuance of secured debt .........................................     324,282      225,171       67,285
      Scheduled principal payments on secured debt .......................................     (11,176)     (55,130)     (62,575)
      Non-scheduled principal payments and prepayment penalties on secured debt ..........    (294,662)     (52,182)    (100,793)
      Proceeds from the issuance of unsecured debt .......................................     198,476           --      248,035
      Payments and prepayment premiums on unsecured debt .................................    (210,413)     (21,307)    (214,984)
      Net repayment of revolving bank debt ...............................................     (54,400)     (14,200)     (33,200)
      Payment of financing costs .........................................................      (5,510)      (4,807)      (5,648)
      Proceeds from the issuance of common stock .........................................      60,252       66,319        7,660
      Proceeds from the issuance of performance shares ...................................          --        1,236           --
      Distributions paid to minority interests ...........................................      (8,926)     (12,868)     (10,272)
      Cash paid to buy out minority interests ............................................          --       (4,267)        (341)
      Distributions paid to preferred shareholders .......................................     (27,424)     (34,308)     (36,909)
      Distributions paid to common shareholders ..........................................    (117,116)    (108,511)    (110,098)
      Repurchases of common and preferred stock ..........................................     (16,510)    (151,166)     (28,398)
                                                                                             ---------    ---------    ---------
Net cash used in financing activities ....................................................    (163,127)    (166,020)    (280,238)

Net (decrease)/increase in cash and cash equivalents .....................................      (1,489)      (5,664)       2,627
Cash and cash equivalents, beginning of year .............................................       4,641       10,305        7,678
                                                                                             ---------    ---------    ---------
Cash and cash equivalents, end of year ...................................................   $   3,152    $   4,641    $  10,305
                                                                                             =========    =========    =========

Supplemental Information:
      Interest paid during the period ....................................................   $ 135,223    $ 148,863    $ 152,434
      Issuance of restricted stock awards ................................................       2,904        1,363          830
      Non-cash transactions:
            Secured debt assumed with the acquisition of properties ......................      41,636       18,230       10,130
            Reduction in secured debt from the disposition of properties .................      35,885       28,315       45,088
            Conversion of operating partnership minority interests to common stock
              (92,159 shares in 2002, 74,271 shares in 2001, and 19,156 shares in 2000) ..       1,252          643          247

          See accompanying notes to consolidated financial statements.

                       UNITED DOMINION REALTY TRUST, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      (In thousands, except for share data)



                                                       Preferred Stock     Common Stock                    Distributions
                                                     -------------------- --------------------- Paid-in    in Excess of
                                                        Shares    Amount     Shares     Amount  Capital    Net Income
                                                        ------    ------     ------     ------  -------    ----------
Balance, December 31, 1999 ......................... 18,114,860  $427,872  102,740,777 $102,741 $1,083,687 $(296,030)
Comprehensive Income
   Net income ......................................                                                          76,615
                                                                                                           ---------
   Comprehensive income ............................                                                          76,615
                                                                                                           ---------
   Issuance of common shares to employees, officers,
     and director-shareholders .....................                             5,000        5        158
   Issuance of common shares through dividend
     reinvestment and stock purchase plan ..........                           767,513      767      6,538
   Purchase of common and preferred stock ..........   (706,631)  (17,666)  (1,398,866)  (1,399)    (9,333)
   Issuance of restricted stock awards .............                            85,670       86        744
   Adjustment for cash purchase and conversion of
     minority interests of unitholders in
     operating partnerships ........................                            19,156       19       (407)
   Principal repayments on notes receivable from
     officer-shareholders ..........................
   Common stock distributions declared ($1.07 per
     share) ........................................                                                        (110,225)
   Preferred stock distributions declared--Series A
     ($2.31 per share) .............................                                                          (9,473)
   Preferred stock distributions declared--Series B
     ($2.15 per share) .............................                                                         (12,118)
   Preferred stock distributions declared--Series D
     ($1.91 per share) .............................                                                         (15,300)
   Amortization of deferred compensation ...........
                                                     ----------  --------  ----------- -------- ---------- ---------
Balance, December 31, 2000 ......................... 17,408,229  $410,206  102,219,250 $102,219 $1,081,387 $(366,531)
                                                     ==========  ========  =========== ======== ========== =========
Comprehensive Income
   Net income ......................................                                                          61,828
   Other comprehensive income:
     Cumulative effect of a change in accounting
      principle ....................................
     Unrealized loss on derivative financial
      instruments ..................................
                                                                                                              ------
   Comprehensive income ............................                                                          61,828
                                                                                                              ------
   Issuance of common shares to employees, officers,
     and director-shareholders .....................                           257,158      258      2,318
   Issuance of common shares through dividend
     reinvestment and stock purchase plan ..........                           332,243      332      4,054
   Issuance of common shares through public offering                         4,100,000    4,100     52,316
   Purchase of common and preferred stock ..........    (91,900)   (2,298)  (3,962,076)  (3,962)   (47,362)
   Redemption of Series A preferred stock .......... (3,900,320)  (97,508)                           3,496    (3,496)
   Issuance of restricted stock awards .............                           112,443      112      1,251
   Adjustment for cash purchase and conversion of
     minority interests of unitholders in
     operating partnerships ........................                            74,271       74        569
   Principal repayments on notes receivable from
     officer-shareholders
   Common stock distributions declared ($1.08 per
     share) ........................................                                                        (108,956)
   Preferred stock distributions declared--Series A
     ($1.05 per share) .............................                                                          (4,111)
   Preferred stock distributions declared--Series B
     ($2.15 per share) .............................                                                         (11,651)
   Preferred stock distributions declared--Series D
     ($1.93 per share) .............................                                                         (15,428)
   Amortization of deferred compensation ...........
                                                     ----------  --------  ----------- -------- ---------- ---------
Balance, December 31, 2001 ......................... 13,416,009  $310,400  103,133,279 $103,133 $1,098,029 $(448,345)
                                                     ==========  ========  =========== ======== ========== =========

                                                                 Deferred
                                                                 Compensation -                   Accumulated
                                                                 Unearned       Notes Receivable  Other
                                                                 Restricted     from Officer -    Comprehensive
                                                                 Stock Awards   Shareholders      Loss               Total
                                                                 ------------   ------------      ------------       -----
Balance, December 31, 1999 ..................................        $  (305)       $(7,753)      $     --        $1,310,212
Comprehensive Income
   Net income ...............................................                                                         76,615
                                                                                                                  ----------
   Comprehensive income .....................................                                                         76,615
                                                                                                                  ----------
   Issuance of common shares to employees, officers,
     and director-shareholders ..............................                                                            163
   Issuance of common shares through dividend
     reinvestment and stock purchase plan ...................                                                          7,305
   Purchase of common and preferred stock ...................                                                        (28,398)
   Issuance of restricted stock awards ......................           (830)                                             --
   Adjustment for cash purchase and conversion of
     minority interests of unitholders in
     operating partnerships .................................                                                           (388)
   Principal repayments on notes receivable from
     officer-shareholders ...................................                           192                              192
   Common stock distributions declared ($1.07 per
     share) .................................................                                                       (110,225)
   Preferred stock distributions declared--Series A
     ($2.31 per share) ......................................                                                         (9,473)
   Preferred stock distributions declared--Series B
     ($2.15 per share) ......................................                                                        (12,118)
   Preferred stock distributions declared--Series D
     ($1.91 per share) ......................................                                                        (15,300)
   Amortization of deferred compensation ....................            307                                             307
                                                                     -------        -------       --------        ----------
Balance, December 31, 2000 ..................................        $  (828)       $(7,561)      $     --        $1,218,892
                                                                     =======        =======       ========        ==========
Comprehensive Income
   Net income ...............................................                                                         61,828
   Other comprehensive income:
     Cumulative effect of a change in accounting
      principle .............................................                                       (3,848)           (3,848)
     Unrealized loss on derivative financial
      instruments ...........................................                                      (11,023)          (11,023)
                                                                                                   -------           -------
   Comprehensive income .....................................                                      (14,871)           46,957
                                                                                                   -------           -------
   Issuance of common shares to employees, officers,
     and director-shareholders ..............................                                                          2,576
   Issuance of common shares through dividend
     reinvestment and stock purchase plan ...................                                                          4,386
   Issuance of common shares through public offering ........                                                         56,416
   Purchase of common and preferred stock ...................                                                        (53,622)
   Redemption of Series A preferred stock ...................                                                        (97,508)
   Issuance of restricted stock awards ......................         (1,363)                                             --
   Adjustment for cash purchase and conversion of
     minority interests of unitholders in
     operating partnerships .................................                                                            643
   Principal repayments on notes receivable from
     officer-shareholders ...................................                         3,252                            3,252
   Common stock distributions declared ($1.08 per
     share) .................................................                                                       (108,956)
   Preferred stock distributions declared--Series A
     ($1.05 per share) ......................................                                                         (4,111)
   Preferred stock distributions declared--Series B
     ($2.15 per share) ......................................                                                        (11,651)
   Preferred stock distributions declared--Series D
     ($1.93 per share) ......................................                                                        (15,428)
   Amortization of deferred compensation ....................            879                                             879
                                                                     -------        -------       --------        ----------
Balance, December 31, 2001 ..................................        $(1,312)       $(4,309)      $(14,871)       $1,042,725
                                                                     =======        =======       ========        ==========

                       UNITED DOMINION REALTY TRUST, INC.
          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY--(Continued)
                      (In thousands, except for share data)


                                                Preferred Stock           Common Stock                     Distributions
                                               ------------------   -----------------------      Paid-in     in Excess of
                                                Shares    Amount        Shares      Amount       Capital     Net Income
                                                ------    ------        ------      ------       -------     ----------
Comprehensive Income
   Net income ...............................                                                                  53,229
   Other comprehensive income:
     Unrealized gain on derivative
      financial instruments (Note 8) ........
                                                                                                               ------
   Comprehensive income .....................                                                                  53,229
                                                                                                               ------
   Issuance of common shares to employees,
     officers, and director-shareholders ....                           1,000,592      1,001       10,782
   Issuance of common shares through
     dividend reinvestment and stock
     purchase plan ..........................                             152,343        152        2,347
   Issuance of common shares through public
     offering ...............................                           3,166,800      3,167       41,139
   Purchase of common stock .................                          (1,145,412)    (1,146)     (15,369)
   Issuance of restricted stock awards ......                             205,498        205        2,699
   Adjustment for cash purchase and
     conversion of minority interests of
     unitholders in operating partnerships ..                              92,159         93        1,159
   Principal repayments on notes receivable
     from officer-shareholders ..............
   Common stock distributions declared
     ($1.11 per share) ......................                                                                (118,888)
   Preferred stock distributions
     declared--Series B ($2.15 per share) ...                                                                 (11,645)
   Preferred stock distributions
     declared--Series D ($1.98 per share) ...                                                                 (15,779)
   Amortization of deferred compensation ....
                                              ----------   --------   -----------   --------   ----------   ---------
Balance, December 31, 2002 .................. 13,416,009   $310,400   106,605,259   $106,605   $1,140,786   $(541,428)
                                              ==========   ========   ===========   ========   ==========   =========

[WIDE TABLE CONTINUED]

                                                 Deferred
                                                 Compensation -                   Accumulated
                                                 Unearned       Notes Receivable  Other
                                                 Restricted     from Officer -    Comprehensive
                                                 Stock Awards   Shareholders      Loss             Total
                                                 ------------   ------------      ------------     -----
Comprehensive Income
   Net income ................................                                                     53,229
   Other comprehensive income:
     Unrealized gain on derivative
      financial instruments (Note 8) .........                                       4,913          4,913
                                                                                   -------      ---------
   Comprehensive income ......................                                       4,913         58,142
                                                                                   -------      ---------
   Issuance of common shares to employees,
     officers, and director-shareholders .....                                                     11,783
   Issuance of common shares through
     dividend reinvestment and stock
     purchase plan ...........................                                                      2,499
   Issuance of common shares through public
     offering ................................                                                     44,306
   Purchase of common stock ..................                                                    (16,515)
   Issuance of restricted stock awards .......      (2,904)                                            --
   Adjustment for cash purchase and
     conversion of minority interests of
     unitholders in operating partnerships ...                                                      1,252
   Principal repayments on notes receivable
     from officer-shareholders ...............                       1,679                          1,679
   Common stock distributions declared
     ($1.11 per share) .......................                                                   (118,888)
   Preferred stock distributions
     declared--Series B ($2.15 per share) ....                                                    (11,645)
   Preferred stock distributions
     declared--Series D ($1.98 per share) ....                                                    (15,779)
   Amortization of deferred compensation .....       1,712                                          1,712
                                                   -------         -------         -------     ----------
Balance, December 31, 2002 ...................     $(2,504)        $(2,630)        $(9,958)    $1,001,271
                                                   =======         =======         =======     ==========

          See accompanying notes to consolidated financial statements.

                       UNITED DOMINION REALTY TRUST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and formation

         United Dominion Realty Trust, Inc., a Virginia corporation, was formed in 1972. United Dominion operates within one defined business segment with activities related to the ownership, management, development, acquisition, renovation, and disposition of multifamily apartment communities nationwide. At December 31, 2002, United Dominion owned 260 communities with 74,480 completed apartment homes and had three communities with 616 apartment homes under development.

Basis of presentation

         The accompanying consolidated financial statements include the accounts of United Dominion and its subsidiaries, including United Dominion Realty, L.P. (the "Operating Partnership"), and Heritage Communities, L.P. (the "Heritage OP"), (collectively, "United Dominion"). As of December 31, 2002, there were 100,984,826 units in the Operating Partnership outstanding, of which 94,616,256 units or 93.7% were owned by United Dominion and 6,368,570 units or 6.3% were owned by non-affiliated limited partners. As of December 31, 2002, there were 3,492,889 units in the Heritage OP outstanding, of which 3,115,471 units or 89.2% were owned by United Dominion and 377,418 units or 10.8% were owned by non-affiliated limited partners. The consolidated financial statements of United Dominion include the minority interests of the unitholders in the operating partnerships. All significant inter-company accounts and transactions have been eliminated in consolidation.

Income taxes

         United Dominion is operated as, and elects to be taxed as, a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Generally, a REIT complies with the provisions of the Code if it meets certain requirements concerning its income and assets, as well as if it distributes at least 90% (95% prior to 2001) of its REIT taxable income to its shareholders and will not be subject to U.S. federal income taxes if it distributes at least 100% of its income. Accordingly, no provision has been made for federal income taxes. However, United Dominion is subject to certain state and local excise or franchise taxes, for which provision has been made.

         The differences between net income available to common shareholders for financial reporting purposes and taxable income before dividend deductions relate primarily to temporary differences, principally real estate depreciation and the tax deferral of certain gains on property sales. The differences in depreciation result from differences in the book and tax basis of certain real estate assets and the differences in the methods of depreciation and lives of the real estate assets.

         The following table reconciles United Dominion's net income to REIT taxable income for the three years ended December 31, 2002 (dollars in thousands):

                                                             2002          2001         2000
                                                             ----          ----         ----
         Net income ..................................... $ 53,229      $ 61,828     $ 76,615
         Minority interest expense ......................   (1,137)       (1,442)      (2,851)
         Depreciation and amortization expense ..........   49,513        45,327       62,828
         (Loss)/gain on the disposition of properties ...     (186)          343       10,120
         Revenue recognition timing differences .........    1,272           589          780
         Impairment loss, not deductible for tax ........       --         2,788           --
         Investment loss, not deductible for tax ........       --         2,648           --
         Other expense timing differences ...............   (3,914)        2,787       (2,414)
                                                          --------      --------     --------
         REIT taxable income before dividends ........... $ 98,777      $114,868     $145,078
                                                          ========      ========     ========
         Dividend deduction ............................. $111,965      $140,146     $147,116
                                                          ========      ========     ========

                       UNITED DOMINION REALTY TRUST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002

         For income tax purposes, distributions paid to common shareholders consist of ordinary income, capital gains and return of capital, or a combination thereof. For the three years ended December 31, 2002, distributions declared per common share were taxable as follows:


                                                2002    2001    2000
                                                ----    ----    ----
Ordinary income .............................   $0.55   $0.74   $0.81
Long-term capital gain ......................    0.14    0.11    0.15
Unrecaptured section 1250 gain ..............    0.11    0.07    0.11
Return of capital ...........................    0.31    0.16      --
                                               ------  ------  ------
                                                $1.11   $1.08   $1.07
                                                =====   =====   =====

Use of estimates

         The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

         Certain reclassifications have been made to amounts in prior years' financial statements to conform with current year presentation.

Real estate

         Real estate assets held for investment are carried at historical cost less accumulated depreciation and any recorded impairment losses.

         Expenditures for ordinary repairs and maintenance costs are charged to expense as incurred. Expenditures for improvements, renovations, and replacements related to the acquisition and improvement of real estate assets are capitalized at cost and depreciated over their estimated useful lives if the value of the existing asset will be materially enhanced or the life of the related asset will be substantially extended beyond the original life expectancy.

         United Dominion recognizes impairment losses on long-lived assets used in operations when there is an event or change in circumstance that indicates an impairment in the value of an asset and the undiscounted future cash flows are not sufficient to recover the asset's carrying value. If such indicators of impairment are present, an impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value.

         For long-lived assets to be disposed of, impairment losses are recognized when the fair value of the asset less estimated cost to sell is less than the carrying value of the asset. Properties classified as real estate held for disposition generally represent properties that are under contract for sale. Real estate held for disposition is carried at the lower of cost, net of accumulated depreciation, or fair value, less the cost to dispose, determined on an asset by asset basis. Expenditures for ordinary repairs and maintenance costs on held for disposition properties are charged to expense as incurred. Expenditures for improvements, renovations, and replacements related to held for disposition properties are capitalized at cost. Depreciation is not recorded on real estate held for disposition.

         Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which is 35 years for buildings, 10 to 35 years for major improvements, and 3 to 10 years for furniture, fixtures, equipment, and other assets.

         All development projects and related carrying costs are capitalized and reported on the Consolidated Balance Sheet as "Real estate under development." As each building in a project is completed and becomes available for lease-up, the total cost of the building is transferred to real estate held for investment and the assets are depreciated over their estimated useful lives. The cost of development projects includes interest, real estate taxes, insurance, and allocated development overhead during the construction period.

         Interest, real estate taxes, and incremental labor and support costs for personnel working directly on the development site are capitalized as part of the real estate under development to the extent that such charges do not cause the carrying value of the

                       UNITED DOMINION REALTY TRUST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002

asset to exceed its net realizable value. During 2002, 2001, and 2000, total interest capitalized was $0.9 million, $2.9 million, and $3.6 million, respectively.

Cash and cash equivalents

         Cash and cash equivalents include all cash and liquid investments with maturities of three months or less when purchased.

Restricted cash

         Restricted cash consists of escrow deposits held by lenders for real estate taxes, insurance and replacement reserves, and security deposits.

Deferred financing costs

         Deferred financing costs include fees and other external costs incurred to obtain debt financings and are generally amortized on a straight-line basis, which approximates the effective interest method, over a period not to exceed the term of the related debt. Unamortized financing costs are written-off when debt is retired before its maturity date. During 2002, 2001, and 2000, amortization expense was $4.5 million, $3.6 million, and $5.0 million, respectively.

Investments in unconsolidated development joint ventures

         Investments in unconsolidated joint ventures are accounted for using the equity method when major business decisions require approval by the other partners and United Dominion does not have control of the assets. Investments are recorded at cost and subsequently adjusted for equity in net income (loss) and cash contributions and distributions. United Dominion eliminates intercompany profits on sales of services that are provided to the venture. Differences between the carrying value of investments and the underlying equity in net assets of the investee are due to capitalized interest on the investment balance and capitalized development and leasing costs that are recovered by United Dominion through fees during construction (see Note 4--Investment in Unconsolidated Development Joint Venture).

Revenue recognition

         United Dominion's apartment homes are leased under operating leases with terms generally of one year or less. Rental income is recognized after it is earned and collectibility is reasonably assured.

Advertising costs

         All advertising costs are expensed as incurred and reported on the Consolidated Statements of Operations within the line item "Administrative and marketing." During 2002, 2001, and 2000, total advertising expense was $11.0 million, $9.6 million, and $9.3 million, respectively.

Interest rate swap agreements

         Statements of Financial Accounting Standards No. 133 and 138, "Accounting for Certain Derivative Instruments and Hedging Activities" became effective on January 1, 2001. The accounting standards require companies to carry all derivative instruments, including certain embedded derivatives, in the Consolidated Balance Sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based on the exposure being hedged, as either a fair value hedge, cash flow hedge, or a hedge of a net investment in a foreign operation. At December 31, 2002 and 2001, all of United Dominion's derivative financial instruments are interest rate swap agreements that are designated as cash flow hedges of debt with variable interest rate features and are qualifying hedges for financial reporting purposes. For derivative instruments that qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings during the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change. The adoption of

                       UNITED DOMINION REALTY TRUST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002

Statements 133 and 138 on January 1, 2001, resulted in a cumulative effect of an accounting change of a $3.8 million loss, all of which was recorded directly to other comprehensive income.

         As part of United Dominion's overall interest rate risk management strategy, we use derivative financial instruments as a means to artificially fix variable rate debt or to hedge anticipated financing transactions. United Dominion's derivative transactions used for interest rate risk management include various interest rate swaps with indices that relate to the pricing of specific financial instruments of United Dominion. Because of the close correlation between the hedging instrument and the underlying cash flow exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the cash flow of the underlying exposures. As a result, United Dominion believes that it has appropriately controlled the risk so that derivatives used for interest rate risk management will not have a material unintended effect on consolidated earnings. United Dominion does not enter into derivative financial instruments for trading purposes.

         The fair value of United Dominion's derivative instruments is reported on balance sheet at their current fair value. Estimated fair values for interest rate swaps rely on prevailing market interest rates. These fair value amounts should not be viewed in isolation, but rather in relation to the values of the underlying hedged transactions and investments and to the overall reduction in exposure to adverse fluctuations in interest rates. Each interest rate swap agreement is designated with all or a portion of the principal balance and term of a specific debt obligation. The interest rate swaps involve the periodic exchange of payments over the life of the related agreements. Amounts received or paid on the interest rate swaps are recorded on an accrual basis as an adjustment to the related interest expense of the outstanding debt based on the accrual method of accounting. The related amounts payable to and receivable from counterparties are included in other liabilities and other assets, respectively.

         Prior to the adoption of Statements 133 and 138 on January 1, 2001, United Dominion also used interest rate swap contracts for hedging purposes. For interest rate swaps, the net amounts paid or received and net amounts accrued through the end of the accounting period were included in interest expense. The fair value of the interest rate swap contracts were not recorded on the Consolidated Balance Sheet and unrealized gains or losses were not recognized in the Consolidated Statements of Operations. Gains and losses on any contracts terminated early were deferred and amortized to income over the remaining average life of the terminated contract.

Comprehensive income

         Comprehensive income, which is defined as all changes in equity during each period except for those resulting from investments by or distributions to shareholders, is displayed in the accompanying Statements of Shareholders' Equity. Other comprehensive income consists of gains or losses from derivative financial instruments.

Stock-based compensation

         United Dominion has elected to follow the intrinsic value method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") in accounting for its employee stock options because the alternative fair value accounting provided for under Statement 123, "Accounting for Stock-Based Compensation," requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of United Dominion's employee stock options equals the market price of the underlying stock on the date of grant, no compensation cost has been recognized.

Minority interests in operating partnerships

         Interests in operating partnerships held by limited partners are represented by operating partnership units ("OP Units"). The operating partnerships' income is allocated to holders of OP Units based upon net income available to common shareholders and the weighted average number of OP Units outstanding to total common shares plus OP Units outstanding during the period. Capital contributions, distributions, and profits and losses are allocated to minority interests in accordance with the terms of the individual partnership agreements. OP Units can be exchanged for cash or shares of United Dominion's common stock on a one-for-one basis, at the option of United Dominion. OP Units, as a percentage of total OP Units and shares outstanding, was 6.2% at December 31, 2002 and 6.8% at December 31, 2001 and 2000.

Minority interests in other partnerships

         United Dominion has limited partners in certain real estate partnerships acquired in certain merger transactions. Net income for these partnerships is allocated based on the percentage interest owned by these limited partners in each respective real estate partnership.

                       UNITED DOMINION REALTY TRUST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002

Earnings per share

         Basic earnings per common share is computed based upon the weighted average number of common shares outstanding during the year. Diluted earnings per common share is computed based upon common shares outstanding plus the effect of dilutive stock options and other potentially dilutive common stock equivalents. The dilutive effect of stock options and other potentially dilutive common stock equivalents is determined using the treasury stock method based on United Dominion's average stock price.

         The following table sets forth the computation of basic and diluted earnings per share (dollars in thousands, except per share amounts):

                                                                                         2002        2001       2000
                                                                                         ----        ----       ----
         Numerator for basic and diluted earnings per share--net income available to
            common shareholders ....................................................   $ 25,805   $ 27,142   $ 42,653
         Denominator:
         Denominator for basic earnings per share--weighted average common shares
            outstanding ............................................................    106,078    100,339    103,072
         Effect of dilutive securities:
         Employee stock options and non-vested restricted stock awards .............        874        698        136
                                                                                       --------   --------   --------
         Denominator for dilutive earnings per share ...............................    106,952    101,037    103,208
                                                                                       ========   ========   ========
         Basic earnings per share ..................................................   $   0.24   $   0.27   $   0.41
                                                                                       ========   ========   ========
         Diluted earnings per share ................................................   $   0.24   $   0.27   $   0.41
                                                                                       ========   ========   ========

         The effect of the conversion of the operating partnership units and convertible preferred stock is not dilutive and is therefore not included as a dilutive security in the earnings per share computation. The weighted average effect of the conversion of the operating partnership units for the years ended December 31, 2002, 2001, and 2000 was 6,999,384 shares, 7,281,835 shares, and
7,489,435 shares, respectively. The weighted average effect of the conversion of the convertible preferred stock for the years ended December 31, 2002, 2001, and 2000 was 12,307,692 shares.

Impact of recently issued accounting standards

         In November 2002, the FASB issued Interpretation 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This statement requires that a liability for the fair value of a guarantee be recognized at the time the obligation is undertaken. The statement also requires that the liability be measured over the term of the related guarantee. This statement is effective for all guarantees entered into subsequent to December 31, 2002. For all guarantees entered into prior to December 31, 2002, there is to be no change in accounting; however, disclosure of management's estimate of its future obligation under the guarantee is to be made. As of December 31, 2002, management estimates that its likelihood of funding its guarantor obligations is remote and the impact to United Dominion would be immaterial.

         In January 2003, the FASB issued Interpretation 46, "Consolidation of Variable Interest Entities." This statement refines the identification process of variable interest entities and how an entity assesses its interests in a variable interest entity to decide whether to consolidate that entity. United Dominion, from time to time, enters into partnership and joint venture arrangements, which may be required to be consolidated under this statement. United Dominion is currently assessing the impact that this statement will have on its consolidated financial statements.

                       UNITED DOMINION REALTY TRUST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002

2. REAL ESTATE OWNED

         United Dominion operates in 57 markets dispersed throughout 20 states. At December 31, 2002, our largest apartment market was Dallas, Texas, where we owned 6.6% of our apartment homes, based upon carrying value. Excluding Dallas, United Dominion did not own more than 5.9% of its apartment homes in any one market, based upon carrying value.


         The following table summarizes real estate held for investment at December 31, (dollars in thousands):

                                                                 2002             2001
                                                                 ----             ----
         Land and land improvements ...................     $   718,109      $   695,923
         Buildings and improvements ...................       2,980,689        2,945,741
         Furniture, fixtures, and equipment ...........         209,696          216,637
         Construction in progress .....................             252              278
                                                            -----------      -----------
         Real estate held for investment ..............       3,908,746        3,858,579
         Accumulated depreciation .....................        (742,876)        (646,366)
                                                            -----------      -----------
         Real estate held for investment, net .........     $ 3,165,870      $ 3,212,213
                                                            ===========      ===========

      The following is a reconciliation of the carrying amount of real estate held for investment at December 31, (dollars in thousands):

                                                     2002           2001            2000
                                                     ----           ----            ----
Balance at beginning of year ................   $ 3,858,579    $ 3,758,974    $ 3,577,848
Real estate acquired ........................       323,989         91,093         14,898
Capital expenditures ........................        51,066         58,402         46,299
Transfers from development ..................        29,816         51,561         68,025
Transfers (to)/from held for disposition, net      (354,704)       (98,663)        58,068
Impairment loss on real estate ..............            --         (2,788)            --
Disposal of fully depreciated assets ........            --             --         (6,164)
                                                -----------    -----------    -----------
Balance at end of year ......................   $ 3,908,746    $ 3,858,579    $ 3,758,974
                                                ===========    ===========    ===========

      The following is a reconciliation of accumulated depreciation for real estate held for investment at December 31, (dollars in thousands):

                                            2002         2001         2000
                                            ----         ----         ----
Balance at beginning of year .........   $ 646,366    $ 506,871    $ 373,164
Depreciation expense for the year* ...     160,332      153,113      154,419
Transfers to held for disposition, net     (63,822)     (13,618)     (14,548)
Disposal of fully depreciated assets .          --           --       (6,164)
                                         ---------    ---------    ---------
Balance at end of year ...............   $ 742,876    $ 646,366    $ 506,871
                                         =========    =========    =========
-----------
*     Includes $1,176, $1,268, and $1,425 for 2002, 2001, and 2000,
      respectively, related to depreciation on non-real estate assets located at United Dominion's apartment communities, classified as "Other depreciation and amortization" on the Consolidated Statements of Operations.

                       UNITED DOMINION REALTY TRUST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2002

         The following is a summary of real estate held for investment by major geographic markets (in order of carrying value, excluding real estate held for disposition and real estate under development) at December 31, 2002 (dollars in thousands):

                                                            Number of       Initial
                                                            Apartment     Acquisition     Carrying     Accumulated
                                                           Communities       Cost          Value      Depreciation    Encumbrances
                                                           -----------       ----          -----      ------------    ------------
Dallas, TX ..........................................           15           $ 225,658     $ 262,197        $44,093       $ 50,188
Houston, TX .........................................           22             178,188       231,886         43,338         57,954
Phoenix, AZ .........................................           11             181,480       216,888         36,248         61,371
Orlando, FL .........................................           14             167,524       205,970         51,337         92,000
Raleigh, NC .........................................           11             179,935       203,887         42,345         58,593
Metropolitan DC .....................................            7             148,403       165,606         15,711         70,676
Arlington, TX .......................................           10             142,462       158,031         27,474         39,056
Tampa, FL ...........................................           10             132,927       153,925         33,972         57,405
Columbus, OH ........................................            6             111,315       149,247         20,425         56,576
San Francisco, CA ...................................            4             136,504       141,245         14,625         21,112
Charlotte, NC .......................................           10             109,961       139,050         37,295         12,043
Southern California .................................            5             107,816       130,459         11,270         11,484
Nashville, TN .......................................            8              83,987       120,572         25,088             --
Greensboro, NC ......................................            8              85,362       104,653         23,258             --
Monterey Peninsula, CA ..............................            9              95,091        98,264         11,478          2,581
Richmond, VA ........................................            8              74,856        97,759         35,060         66,657
Wilmington, NC ......................................            6              64,213        91,247         23,812             --
Baltimore, MD .......................................            7              80,141        89,345         18,775         28,410
Atlanta, GA .........................................            6              57,669        72,547         19,544         30,446
Columbia, SC ........................................            6              52,795        62,716         19,781          5,000
Jacksonville, FL ....................................            3              44,787        58,974         16,654         23,202
Norfolk, VA .........................................            6              42,741        54,727         20,186          7,359
Lansing, MI .........................................            4              50,237        50,185          6,117         31,570
Seattle, WA .........................................            3              31,953        34,291          5,006         25,830
Other Western .......................................            6             151,123       157,164         15,729         46,720
Other Pacific .......................................            8             122,608       124,176         14,036         55,177
Other Southwestern ..................................            8             102,997       110,066         16,669          9,765
Other Florida .......................................            8              77,476       107,797         22,579             --
Other Midwestern ....................................           10              88,281        95,627         12,704         26,320
Other North Carolina ................................            8              61,677        75,865         25,722         11,550
Other Southeastern ..................................            4              56,716        69,273         15,050         35,021
Other Mid-Atlantic ..................................            5              37,618        42,835         10,703         12,542
Other Northeastern ..................................            2              14,732        18,253          5,113          5,167
Richmond Corporate ..................................            -               6,597         7,325            670          3,965
Commercial ..........................................            -               6,624         6,694          1,009             --
                                                               ---          ----------    ----------       --------     ----------
                                                               258          $3,312,454    $3,908,746       $742,876     $1,015,740
                                                               ===          ==========    ==========       ========     ==========

                       UNITED DOMINION REALTY TRUST, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2002

         The following is a summary of real estate held for disposition by major category at December 31, 2002 (dollars in thousands):

                                 Initial
                    Number of  Acquisition  Carrying   Accumulated
                    Properties    Cost        Value   Depreciation  Encumbrances
                    ---------- -----------  --------  ------------  ------------
Apartments ........        2     $13,049     $17,943     $ 4,351       $--
Commercial ........        1       2,682       3,329       1,506        --
Land ..............        2       7,897       6,841          --        --
                                 -------     -------     -------      ----
                                 $23,628     $28,113     $ 5,857       $--
                                 =======     =======     =======      ====

         The following is a summary of real estate under development by major category at December 31, 2002 (dollars in thousands):

                                         Initial
                            Number of   Acquisition   Carrying    Accumulated
                            Properties     Cost         Value    Depreciation  Encumbrances
                            ----------  -----------  ----------  ------------  ------------
Apartments ...............           3  $   21,269   $   21,269   $       --   $       --
Land .....................           7       9,355        9,355           --           --
                                        ----------   ----------   ----------    ---------
                                        $   30,624   $   30,624   $       --   $       --
                                        ==========   ==========   ==========   ==========
Total Real Estate Owned ..              $3,366,706   $3,967,483   $  748,733   $1,015,740
                                        ==========   ==========   ==========   ==========

         United Dominion is pursuing its strategy of exiting markets where long-term growth prospects are limited and the redeployment of capital would enhance future growth rates and economies of scale. During the first quarter of 2002, United Dominion placed nine assets, with an aggregate net book value of $89.3 million, under contract for sale and reclassified them as real estate held for disposition. These sales closed in the second quarter of 2002 and resulted in our withdrawal from Naples, Florida; Tucson, Arizona; Las Vegas, Nevada; and substantially all of Memphis, Tennessee. Although these sales resulted in an aggregate net gain of $11.5 million, certain of these assets were sold at net selling prices below their net book values at March 31, 2002. As a result, United Dominion recorded an aggregate $2.3 million impairment loss during the first quarter for the write down of a portfolio of five apartment communities in Memphis, Tennessee.


         During the first quarter of 2001, management performed an analysis of the carrying value of all undeveloped land parcels in connection with United Dominion's plans to accelerate the disposition of these sites. As a result, an aggregate $2.8 million impairment loss was recognized on seven undeveloped sites in selected markets. An impairment loss was indicated as a result of the net book value of the assets being greater than the estimated fair market value less the cost of disposal.

         During the second quarter of 2000, management transferred approximately $197 million of assets from real estate held for disposition to real estate held for investment and, as a result, approximately $10 million in depreciation expense was recognized on the communities transferred in order to reflect depreciation on these properties while they were classified in real estate held for disposition. Furthermore, approximately $5 million of additional depreciation expense was recognized on these assets during 2000 subsequent to their transfer to real estate held for investment. Depreciation expense in 2000 was further increased by the impact of over $150 million in development completions in late 1999 and 2000 and approximately $200 million in acquisitions and capital improvements in 1999 and 2000.

3. INCOME FROM DISCONTINUED OPERATIONS

         United Dominion adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," as of January 1, 2002. SFAS No. 144 requires, among other things, that the primary assets and liabilities and the results of operations of United Dominion's real properties which have been sold during 2002, or are held for disposition at December 31, 2002, be classified as discontinued operations and segregated in United Dominion's Consolidated Statements of Operations and Balance Sheets. Properties classified as real estate held for disposition generally represent properties that are under contract for sale and are expected to close within the next twelve months. United Dominion's adoption of SFAS No. 144 resulted in the presentation of the net operating results of those properties sold or transferred to held for disposition from January 1, 2002 through December 31, 2002, as discontinued operations for all periods presented. The adoption of SFAS No. 144 did not have an impact on net income available to common shareholders. SFAS No. 144 only resulted in the reclassification of the operating results of the properties sold or transferred to held for disposition during 2002 within the Consolidated Statements of Operations for the years ended December 31, 2002, 2001, and 2000.

         During 2002, United Dominion sold 25 communities with a total of 6,990 apartment homes, one parcel of land, and one commercial property with 143,000 square feet. At December 31, 2002, United Dominion had two communities with 363

                       UNITED DOMINION REALTY TRUST, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2002

apartment homes with a net book value of $13.6 million, two parcels of land with a net book value of $6.9 million, and one commercial property with a net book value of $1.8 million included in real estate held for disposition. The results of operations for these properties are classified on the Consolidated Statements of Operations in the line item entitled "Income from discontinued operations, net of minority interests."

         The following is a summary of income from discontinued operations for the years ended December 31, (dollars in thousands):

                                                                          2002        2001        2000
                                                                        --------    --------    --------
Rental income .......................................................   $ 34,559    $ 54,217    $ 51,612

Rental expenses .....................................................     14,312      22,028      20,248
Real estate depreciation ............................................      6,986      14,248      11,198
Interest ............................................................      1,985       4,684       4,329
(Gain)/loss on early debt retirement ................................        975          (4)         --
Impairment loss on real estate and investments ......................      2,301         775          --
Other expenses ......................................................         80         234         132
                                                                        --------    --------    --------
                                                                          26,639      41,965      35,907

Income before gains on sales of investments and minority interests ..      7,920      12,252      15,705
Gains on sales of depreciable property ..............................     31,450          --          --
                                                                        --------    --------    --------

Income before minority interests ....................................     39,370      12,252      15,705
Minority interests on income from discontinued operations ...........     (2,433)       (828)     (1,063)
                                                                        --------    --------    --------

Income from discontinued operations, net of minority interests ......   $ 36,937    $ 11,424    $ 14,642
                                                                        ========    ========    ========

4. INVESTMENT IN UNCONSOLIDATED DEVELOPMENT JOINT VENTURE

         In June 2000, United Dominion completed the formation of a joint venture that would invest approximately $101 million to develop five apartment communities with a total of 1,438 apartment homes. United Dominion owned a 25% interest in the joint venture and served as the managing partner. Prior to establishing the joint venture, United Dominion commenced construction on all five of the projects. Upon closing of the venture in June 2000, United Dominion contributed the projects in return for its equity interest of approximately $8 million in the venture and was reimbursed for approximately $35 million of development outlays that were incurred prior to closing the joint venture. We recognized fee income for services provided by United Dominion to the joint venture, to the extent of the outside partner's interest, of approximately $0.6 million, $2.6 million, and $3.0 million for the years ended December 31, 2002, 2001, and 2000, respectively. In December 2001, United Dominion purchased three of the five apartment communities with 794 apartment homes for a total aggregate cost of approximately $61 million. In June 2002, United Dominion purchased the remaining two apartment communities with 644 apartment homes for approximately $52 million. United Dominion's interest in the gains on the sale of these properties by the joint venture to United Dominion was recorded as a reduction of its basis in the assets and; therefore, is not reflected in the Consolidated Statements of Operations.

         The following is a summary of the operating results of the joint venture as of December 31, (dollars in thousands):

                                                 2002        2001        2000
                                               --------    --------    --------
Rental income ..............................   $  2,774    $  9,841    $  1,930

Expenses:
Depreciation and amortization ..............      1,101       3,684         268
Mortgage interest ..........................      1,114       3,826       1,557
Operating and other expenses ...............      1,958       4,260         549
                                               --------    --------    --------
      Total expenses .......................      4,173      11,770       2,374
                                               --------    --------    --------
Loss before gains on sales of investments ..     (1,399)     (1,929)       (444)
Gains on sales of depreciable property .....      7,588         913          --
                                               --------    --------    --------
Net income/(loss) ..........................   $  6,189    $ (1,016)   $   (444)
                                               ========    ========    ========

                       UNITED DOMINION REALTY TRUST, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2002

5. SECURED DEBT

         Secured debt on continuing and discontinued operations, which encumbers $1.5 billion or 38.3% of United Dominion's real estate owned ($2.4 billion or 61.7% of United Dominion's real estate owned is unencumbered) consists of the following at December 31, 2002 (dollars in thousands):

                                                                       Weighted       Weighted      Number of
                                                                       Average         Average      Communities
                                             Principal Outstanding  Interest Rate Years to Maturity Encumbered
                                            ----------------------- ------------- ----------------- ----------
                                               2002         2001          2002          2002            2002
                                            ----------   ----------       ----          ----            ----
Fixed Rate Debt
Mortgage notes payable (a) ..............   $  187,927   $  450,643       7.55%          6.6              13
Tax-exempt secured notes payable ........       61,278       65,806       6.68%         11.6               8
Fannie Mae credit facilities ............      288,875           --       6.40%          8.0               9
Fannie Mae credit facilities--swapped ...       17,000       17,000       6.74%         14.8              --
                                            ----------   ----------       ----          ----             ---
      Total fixed rate secured debt .....      555,080      533,449       6.83%          8.2              30

Variable Rate Debt
Mortgage notes payable ..................       11,752       15,082       4.72%          7.3               3
Tax-exempt secured notes payable ........        7,770       19,915       1.50%         25.2               1
Fannie Mae credit facilities ............      370,469      405,731       1.98%         14.1              51
Freddie Mac credit facility .............       70,669           --       1.79%          8.1               8
                                            ----------   ----------       ----          ----             ---
      Total variable rate secured debt ..      460,660      440,728       2.01%         13.2              63
                                            ----------   ----------       ----          ----             ---
Total Secured Debt ......................   $1,015,740   $  974,177       4.65%         10.4              93
                                            ==========   ==========       ====          ====             ===

----------
(a) Includes fair value adjustments aggregating $2.2 million in 2002 and $7.9 million in 2001, recorded in connection with the assumption of debt associated with two acquisitions consummated in 1998.

Fixed Rate Debt

         Mortgage notes payable. Fixed rate mortgage notes payable are generally due in monthly installments of principal and interest and mature at various dates from January 2004 through June 2034 and carry interest rates ranging from 6.66% to 8.50%.


         Tax-exempt secured notes payable. Fixed rate mortgage notes payable that secure tax-exempt housing bond issues mature at various dates through November 2025 and carry interest rates ranging from 6.09% to 7.90%. Interest on these notes is generally payable in semi-annual installments.

         Secured credit facilities. At December 31, 2002, United Dominion's fixed rate secured credit facilities consisted of $305.9 million of the $676.3 million outstanding on an $860 million aggregate commitment under four revolving secured credit facilities with Fannie Mae. The Fannie Mae credit facilities are for an initial term of ten years, bear interest at floating and fixed rates, and can be extended for an additional five years at United Dominion's discretion. In order to limit a portion of its interest rate exposure, United Dominion has two interest rate swap agreements associated with the Fannie Mae credit facilities. These agreements have an aggregate notional value of $17.0 million under which United Dominion pays a fixed rate of interest and receives a variable rate on the notional amount. The interest rate swap agreements effectively change United Dominion's interest rate exposure on $17.0 million of secured debt from a variable rate to a weighted average fixed rate of 6.74%.

Variable Rate Debt

         Mortgage notes payable. Variable rate mortgage notes payable are generally due in monthly installments of principal and interest and mature at various dates from January 2005 through September 2027. At December 31, 2002, these notes had interest rates ranging from 4.18% to 5.23%.

         Tax-exempt secured notes payable. Variable rate mortgage notes payable which secure tax-exempt housing bond issues mature in July 2028. At December 31, 2002, this note had an interest rate of 1.50%. Interest on this note is payable in semi-annual installments.

         Secured credit facilities. At December 31, 2002, United Dominion's variable rate secured credit facilities consisted of $370.5 million outstanding on the Fannie Mae credit facilities and $70.7 million outstanding on the Freddie Mac credit facility. At December 31, 2002, the variable rate Fannie Mae credit facilities had a weighted average floating rate of interest of 1.98% and the Freddie Mac credit facility had a weighted average floating rate of interest of 1.79%.

                       UNITED DOMINION REALTY TRUST, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2002

         The aggregate maturities of secured debt for the fifteen years subsequent to December 31, 2002 are as follows (dollars in thousands):

                                             Fixed                                      Variable
                            Mortgage      Tax-Exempt       Credit        Mortgage      Tax-Exempt       Credit
           Year               Notes          Notes       Facilities        Notes         Notes        Facilities        Total
           ----               -----          -----       ----------        -----         -----        ----------        -----
           2003               $ 5,854        $13,213            --          $ 438            --               --        $ 19,505
           2004                54,096          5,820            --            460            --               --          60,376
           2005                18,720            873            --          4,998            --               --          24,591
           2006                30,457            933            --          3,847            --               --          35,237
           2007                 6,797            630            --            148            --               --           7,575
           2008                 1,364          5,453            --            154            --               --           6,971
           2009                23,754            579            --            161            --               --          24,494
           2010                26,485            626      $138,875            169            --               --         166,155
           2011                   704            671        50,000            177            --          $70,669         122,221
           2012                   761            723       100,000            185            --               --         101,669
           2013                   823          3,847            --            194            --               --           4,864
           2014                   891            835            --            202            --               --           1,928
           2015                   963         13,350            --            212            --           52,956          67,481
           2016                 1,042            579            --            222            --          134,513         136,356
           2017                 1,127            626            --            185            --               --           1,938
        Thereafter             14,089         12,520        17,000             --        $7,770          183,000         234,379
                             --------        -------      --------        -------        ------         --------      ----------
                             $187,927        $61,278      $305,875        $11,752        $7,770         $441,138      $1,015,740
                             ========        =======      ========        =======        ======         ========      ==========


         For the year ended December 31, 2002, United Dominion recognized $18.4 million of expenses as a result of prepayment penalties incurred from the refinancing of certain secured loans, using proceeds from the Fannie Mae and Freddie Mac credit facilities and the early payoff of loans on the sale of properties. For the year ended December 31, 2001, United Dominion recognized $3.2 million of expenses related to prepayment penalties for the early payoff of loans on the sale of properties. These prepayment penalties were funded by proceeds of the new credit facilities, proceeds from the related asset sales, and from the release of cash escrows retained by former lenders of $14.0 million and $10.3 million for the years ended December 31, 2002 and 2001, respectively.

                       UNITED DOMINION REALTY TRUST, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2002

6. UNSECURED DEBT

         A summary of unsecured debt at December 31, 2002 and 2001 is as follows (dollars in thousands):

                                                                             2002          2001
                                                                             ----          ----
Commercial Banks
      Borrowings outstanding under an unsecured credit facility due
         August 2003 (a) ..............................................   $ 175,800     $ 230,200
      Borrowings outstanding under an unsecured term loan due
         May 2004--2005 (b) ...........................................     100,000       100,000

Senior Unsecured Notes--Other
      7.60% Medium-Term Notes due January 2002 ........................          --        46,750
      7.65% Medium-Term Notes due January 2003 (c) ....................      10,000        10,000
      7.22% Medium-Term Notes due February 2003 .......................      11,815        11,815
      8.63% Notes due March 2003 ......................................      78,005        78,030
      7.98% Notes due March 2002-2003 (d) .............................       7,428        14,857
      5.05% City of Portland, OR Bonds due October 2003 ...............       7,345         7,345
      7.67% Medium-Term Notes due January 2004 ........................      46,585        53,510
      7.73% Medium-Term Notes due April 2005 ..........................      21,100        22,400
      7.02% Medium-Term Notes due November 2005 .......................      49,760        49,760
      7.95% Medium-Term Notes due July 2006 ...........................      85,374       103,179
      7.07% Medium-Term Notes due November 2006 .......................      25,000        25,000
      7.25% Notes due January 2007 ....................................      92,265       105,020
      ABAG Tax-Exempt Bonds due August 2008 ...........................      46,700        46,700
      8.50% Monthly Income Notes due November 2008 ....................      29,081        57,400
      6.50% Notes due June 2009 (e) ...................................     200,000            --
      8.50% Debentures due September 2024 (f) .........................      54,118       124,920
      Other (g) .......................................................       1,524         3,134
                                                                         ----------    ----------
                                                                            766,100       759,820
                                                                         ----------    ----------
      Total Unsecured Debt ............................................  $1,041,900    $1,090,020
                                                                         ==========    ==========

----------
(a) United Dominion has a $375 million three-year unsecured bank revolving credit facility that matures in August 2003. As of December 31, 2002, $175.8 million was outstanding under the bank credit facility leaving $199.2 million of unused capacity. Under the bank credit facility, United Dominion may borrow at a rate of LIBOR plus 1.1% and pays a facility fee, which is equal to 0.25% of the commitment. The bank credit facility is subject to customary financial covenants and limitations. As of December 31, 2002, management believes that United Dominion is in compliance with all covenants and limitations.

         The following is a summary of short-term bank borrowings under United Dominion's bank credit facility at December 31, (dollars in thousands):

                                                                                                    2002        2001       2000
                                                                                                    ----        ----       ----
         Total revolving credit facilities at December 31 ......................................  $375,000    $375,000   $375,000
         Borrowings outstanding at December 31 .................................................   175,800     230,200    244,400
         Weighted average daily borrowings during the year .....................................   156,493     248,367    195,128
         Maximum daily borrowings during the year ..............................................   311,600     347,200    308,000
         Weighted average interest rate during the year ........................................       2.9%        5.2%       7.3%
         Weighted average interest rate at December 31 .........................................       2.5%        3.2%       7.7%
         Weighted average interest rate at December 31--after giving effect to swap agreements .       5.6%        6.1%       7.5%

      At December 31, 2002, United Dominion had five interest rate swap agreements associated with commercial bank borrowings with an aggregate notional value of $105 million under which United Dominion paid a fixed rate of interest and received a variable rate of interest on the notional amounts. The interest rate swaps, which mature in August 2003 and July 2004, effectively change United Dominion's interest rate exposure on the $105 million of borrowings from a variable rate to a weighted average fixed rate of approximately 7.47%. At December 31, 2002, 2001, and 2000, the weighted average interest rate of commercial borrowings, after giving effect to swap agreements, was 5.6%, 6.1%, and 7.5%, respectively.

                       UNITED DOMINION REALTY TRUST, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2002

(b) As of December 31, 2002, United Dominion had five interest rate swap agreements associated with borrowings under the term loan with an aggregate notional value of $100 million under which United Dominion pays a fixed rate of interest and receives a variable rate of interest on the notional amounts. The interest rate swaps, which mature in May 2003 and May 2004, effectively change United Dominion's interest rate exposure on these borrowings from a variable rate to a weighted average fixed rate of approximately 8.17%.

(c) United Dominion has one interest rate swap agreement associated with these unsecured notes with an aggregate notional value of $10 million under which United Dominion pays a fixed rate of interest and receives a variable rate on the notional amount. The interest rate swap agreement, which matures in January 2003, effectively changes United Dominion's interest rate exposure on the $10 million from a variable rate to a fixed rate of 7.65%.

(d)      Payable annually in three equal principal installments of $7.4 million.

(e) In June 2002, United Dominion issued $200 million of 6.50% senior unsecured notes due in June 2009. The net proceeds of $198.5 million from the sale were used to reduce outstanding debt under United Dominion's $375 million unsecured revolving credit facility.

(f) Includes an investor put feature that grants a one-time option to redeem the debentures in September 2004.

(g) Includes $1.5 million and $3.0 million at December 31, 2002 and 2001, respectively, of deferred gains from the termination of interest rate risk management agreements.

         For the year ended December 31, 2002, United Dominion recognized $18.6 million of expenses as a result of premiums paid for the redemption of certain higher coupon notes and debentures and the write-off of deferred financing costs. For the year ended December 31, 2001, United Dominion recognized $0.3 million of expenses related to the write-off of deferred financing costs and the repurchase of certain notes.

7. SHAREHOLDERS' EQUITY

Preferred Stock

         The Series B Cumulative Redeemable Preferred Stock (Series B) has no stated par value and a liquidation preference of $25 per share. With no voting rights and no stated maturity, Series B is not subject to any sinking fund or mandatory redemption and is not convertible into any other securities of United Dominion. The Series B is not redeemable prior to May 29, 2007. On or after this date, the Series B may be redeemed for cash at the option of United Dominion, in whole or in part, at a redemption price of $25 per share plus accrued and unpaid dividends. The redemption price is payable solely out of the sale proceeds of other capital stock of United Dominion. All dividends due and payable on the Series B have been accrued or paid as of the end of each fiscal year.

         The Series D Convertible Redeemable Preferred Stock (Series D) has no stated par value and a liquidation preference of $25 per share. The Series D has no voting rights, no stated maturity, is not subject to any sinking fund or mandatory redemption, and is convertible into 1.5385 shares of common stock at the option of the holder of the Series D at any time at $16.25 per share. United Dominion has the right to cause the holder of the Series D to convert the Series D to common shares at $16.25 based on twenty trading days at or above $17.06 for the life of the security. United Dominion has the right to purchase 2 million shares of the Series D in accordance with a predetermined schedule, provided that the volume weighted average price of our common shares is $16.25 for a twenty day trading period. The repurchase price payable will be computed in accordance with the table below, expressed as a percentage of the liquidation preference, determined by the period in which the Series D repurchase date occurs, together with all accrued and unpaid dividends to and including the repurchase date:

        Series D Repurchase
     Date Occurs During Period              Repurchase Price
     -------------------------              ----------------
  January 1, 2003 to June 30, 2003              101.0%
  July 1, 2003 to December 6, 2003              100.5%

         After December 7, 2003, United Dominion may, at its option, redeem at any time all or part of the Series D at a price per share of $25, payable in cash, plus all accrued and unpaid dividends, provided that the current market price of our common stock at least equals the conversion price, initially set at $16.25 per share. The redemption is payable solely out of the sale proceeds of other capital stock. In addition, United Dominion may not redeem, in any consecutive twelve-month period, a number of shares of Series D having an aggregate liquidation preference of more than $100 million.

         On June 15, 2001, United Dominion completed the redemption of all of its outstanding 9.25% Series A Cumulative Redeemable Preferred Stock at $25 per share plus accrued dividends.

                       UNITED DOMINION REALTY TRUST, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2002

Officers' Stock Purchase and Loan Plan

         As of December 31, 2002, United Dominion has $2.6 million of notes receivable from certain officers and directors of United Dominion (original principal balances of $3.0 million), at an interest rate of 7.0% that mature between June 2004 and October 2005. The purpose of the loans was for the borrowers to purchase shares of United Dominion's common stock pursuant to United Dominion's 1991 Stock Purchase and Loan Plan. The loans are evidenced by promissory notes between the borrowers and United Dominion and are secured by a pledge of the shares of common stock (241,750 shares with a market value of $4.0 million at December 31, 2002). The notes require that dividends received on the shares be applied towards payment of the notes.

         In addition, United Dominion entered into a Servicing and Purchase Agreement (the "Servicing Agreement") with Sun Trust Bank (the "Bank") whereby United Dominion has agreed to act as servicing agent for and to purchase certain loans made by the Bank to officers and directors of United Dominion (the "Borrowers") to finance the purchase of shares of United Dominion's common stock. The loans are evidenced by promissory notes ("Notes") between each Borrower and the Bank. The Servicing Agreement provides that the Bank can require United Dominion to purchase the Notes upon an event of default by the Borrower or United Dominion under the Servicing Agreement and at certain other times during the term of the Servicing Agreement. The aggregate outstanding principal balance of the Notes as of December 31, 2002 was $11.1 million (original principal balance was $11.7 million), and all of the Notes mature during 2004. Because certain of the Borrowers elected floating rate loans and others elected fixed rate loans, the interest rates on these loans as of December 31, 2002 ranged from 3.63% to 7.68%. Each Borrower entered into a Participation Agreement with United Dominion that requires that all cash dividends received on the shares (1,037,998 shares at December 31, 2002 with a closing market value of $17.0 million) be applied towards payment of the Notes. Based upon the fact that 100% of all cash dividend payments are paid to amortize the Notes and that the Notes are recourse to the Borrowers, United Dominion believes that its exposure to liability under the Notes is remote.

Dividend Reinvestment and Stock Purchase Plan

         United Dominion's Dividend Reinvestment and Stock Purchase Plan (the "Stock Purchase Plan") allows common and preferred shareholders the opportunity to purchase, through the reinvestment of cash dividends, additional shares of United Dominion's common stock. As of December 31, 2002, 9,590,060 shares of common stock had been issued under the Stock Purchase Plan. Shares in the amount of 4,409,940 were reserved for further issuance under the Stock Purchase Plan at December 31, 2002. During 2002, 152,343 shares were issued under the Stock Purchase Plan for a total consideration of approximately $2.5 million.

Restricted Stock Awards

         United Dominion's 1999 Long-Term Incentive Plan ("LTIP") authorizes the granting of restricted stock awards to employees, officers, and directors of United Dominion. The total restricted stock awards under the LTIP may not exceed 15% of the total number of available shares, or 600,000. Deferred compensation expense is recorded over the vesting period and is based upon the value of the common stock on the date of issuance. As of December 31, 2002, 440,601 shares of restricted stock have been issued under the LTIP.

Shareholder Rights Plan

         United Dominion's 1998 Shareholder Rights Plan is intended to protect long-term interests of shareholders in the event of an unsolicited, coercive, or unfair attempt to take over the company. The plan authorized a dividend of one Preferred Share Purchase Right (the "Rights) on each share of common stock outstanding. Each Right, which is not currently exercisable, will entitle the holder to purchase 1/1,000 of a share of a new series of United Dominion's preferred stock, to be designated as Series C Junior Participating Cumulative Preferred Stock, at a price to be determined upon the occurrence of the event, and for which the holder must be paid $45 should the take over occur. Under the Plan, the rights will be exercisable if a person or group acquires more than 15% of United Dominion's common stock, or announces a tender offer that would result in the ownership of 15% of United Dominion's common stock.

                       UNITED DOMINION REALTY TRUST, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2002

8. FINANCIAL INSTRUMENTS

         The following estimated fair values of financial instruments were determined by United Dominion using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts United Dominion would realize on the disposition of the financial instruments. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts. The carrying amounts and estimated fair value of United Dominion's financial instruments at December 31, 2002 and 2001, are summarized as follows (dollars in thousands):

                                             2002                       2001
                                             ----                       ----
                                    Carrying       Fair         Carrying       Fair
                                     Amount        Value         Amount        Value
                                  -----------   -----------   -----------   -----------
Secured debt ...................  $ 1,015,740   $ 1,051,182   $   974,177   $ 1,013,136
Unsecured debt .................    1,041,900     1,106,362     1,090,020     1,109,380
Interest rate swap agreements ..       (9,636)       (9,636)      (14,931)      (14,931)


         The following methods and assumptions were used by United Dominion in estimating the fair values set forth above.

Cash and cash equivalents

         The carrying amount of cash and cash equivalents approximates fair value.

Secured and unsecured debt

         Estimated fair value is based on mortgage rates, tax-exempt bond rates, and corporate unsecured debt rates believed to be available to United Dominion for the issuance of debt with similar terms and remaining lives. The carrying amount of United Dominion's variable rate secured debt approximates fair value at December 31, 2002 and 2001. The carrying amounts of United Dominion's borrowings under variable rate unsecured debt arrangements, short-term revolving credit agreements, and lines of credit approximate their fair values at December 31, 2002 and 2001.

Derivative financial instruments

         The following table presents the fair values of United Dominion's derivative financial instruments outstanding, based on external market quotations, as of December 31, 2002 (dollars in thousands):


   Notional          Fixed                Type of                Effective                Contract               Fair
    Amount           Rate                 Contract                 Date                   Maturity              Value
--------------------------------------------------------------------------------------------------------------------------
Secured Debt:
FNMA
         $7,000         6.48%               Swap                 06/30/99                 06/30/04                $(511)
         10,000         6.92%               Swap                 12/01/99                 04/01/04                 (664)
----------------   ---------------                                                                             ---------
         17,000         6.74%                                                                                    (1,175)

Unsecured Debt:
Bank Credit Facility
          5,000         8.85%               Swap                 06/26/95                 07/01/04                 (377)
         25,000         7.49%               Swap                 11/01/00                 08/01/03                 (845)
         25,000         7.49%               Swap                 11/01/00                 08/01/03                 (845)
         25,000         7.31%               Swap                 12/01/00                 08/01/03                 (815)
         25,000         7.31%               Swap                 12/04/00                 08/01/03                 (815)
----------------   ---------------                                                                             ---------
        105,000         7.47%                                                                                    (3,697)

Bank Term Loan
         25,000         7.64%               Swap                 11/15/00                 05/15/03                 (531)
         20,000         7.64%               Swap                 11/15/00                 05/15/03                 (425)
         23,500         8.82%               Swap                 11/15/00                 05/15/04               (1,696)
         23,000         8.82%               Swap                 11/15/00                 05/15/04               (1,660)
          8,500         7.41%               Swap                 12/04/00                 05/15/03                 (172)
----------------   ---------------                                                                             ---------
        100,000         8.17%                                                                                    (4,484)

Medium-Term Notes
         10,000         7.65%               Swap                 01/26/99                 01/27/03                 (280)
----------------                                                                                               ---------
       $232,000                                                                                                 $(9,636)
================                                                                                               =========

                       UNITED DOMINION REALTY TRUST, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2002

         For the year ended December 31, 2002, United Dominion recognized $4.9 million of net unrealized gains in comprehensive income and a $0.05 million gain in net income related to the ineffective portion of United Dominion's hedging instruments. In addition, United Dominion has recognized $9.6 million of derivative financial instrument liabilities on the Consolidated Balance Sheet.

         As of December 31, 2002, United Dominion expects to reclassify $7.7 million of net losses on derivative instruments from accumulated other comprehensive loss to earnings (interest expense which, combined with the interest paid on the underlying debt, results in interest expense at the fixed rates shown above) during the next twelve months on the related hedged transactions.

Risk of counterparty non-performance

         United Dominion has not obtained collateral or other security to support financial instruments. In the event of non-performance by the counterparty, United Dominion's credit loss on its derivative instruments is limited to the value of the derivative instruments that are favorable to United Dominion at December 31, 2002, of which we have none. However, such non-performance is not anticipated as the counterparties are highly rated credit quality U.S. financial institutions and management believes that the likelihood of realizing material losses from counterparty non-performance is remote.

9. EMPLOYEE BENEFIT PLANS

Profit Sharing Plan

         The United Dominion Realty Trust, Inc. Profit Sharing Plan (the "Plan") is a defined contribution plan covering all eligible full-time employees. Under the Plan, United Dominion makes discretionary profit sharing and matching contributions to the Plan as determined by the Compensation Committee of the Board of Directors. Aggregate provisions for contributions, both matching and discretionary, which are included in United Dominion's Consolidated Statements of Operations for the three years ended December 31, 2002, 2001, and 2000 were $0.9 million, $0.7 million, and $1.3 million, respectively.

Stock Option Plan

         In May 2001, the shareholders of United Dominion approved the 1999 Long-Term Incentive Plan (the "LTIP"), which supersedes the 1985 Stock Option Plan. With the approval of the LTIP, no additional grants will be made under the 1985 Stock Option Plan. The LTIP authorizes the granting of awards which may take the form of options to purchase shares of common stock, stock appreciation rights, restricted stock, dividend equivalents, other stock-based awards, any other right or interest relating to common stock or cash. The Board of Directors reserved 4 million shares for issuance upon the grant or exercise of awards under the LTIP. Of the 4 million shares reserved, 3.4 million shares are for stock-based awards, such as stock options, with the remaining 600,000 shares reserved for restricted stock awards. The LTIP generally provides, among other things, that options are granted at exercise prices not lower than the market value of the shares on the date of grant and that options granted must be exercised within ten years. The maximum number of shares of stock that may be issued subject to incentive stock options is 10 million shares. Shares under options that expire or are cancelable are available for subsequent grant.

         Pro forma information regarding net income and earnings per share is required by Statement 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"), and has been determined as if United Dominion had accounted for its employee stock options under the fair value method of accounting as defined in SFAS No. 123.

         The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2002, 2001, and 2000:

                                                       2002     2001      2000
                                                       ----     ----      ----
           Risk free interest rate .................    4.1%     3.2%      5.2%
           Dividend yield ..........................    7.7%     9.1%      7.2%
           Volatility factor .......................  0.177    0.171     0.164
           Weighted average expected life (years) ..      4        3         7

         The weighted average fair value of options granted during 2002, 2001, and 2000 was $0.84, $0.46, and $0.65 per option, respectively.

                       UNITED DOMINION REALTY TRUST, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2002

         For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. United Dominion's pro forma information is as follows (dollars in thousands, except per share amounts):

                                                                                             2002        2001         2000
                                                                                             ----        ----         ----
Net income available to common shareholders, as reported .............................   $   25,805   $   27,142   $   42,653
Deduct:
Total stock option compensation expense determined under the fair value method for all
   awards, net of related tax effects ................................................          380          449          948
                                                                                         ----------   ----------   ----------
Pro forma net income .................................................................   $   25,425   $   26,693   $   41,705
                                                                                         ==========   ==========   ==========
Earnings per common share--basic
      As reported ....................................................................   $     0.24   $     0.27   $     0.41
      Pro forma ......................................................................         0.24         0.27         0.40
Earnings per common share--diluted
      As reported ....................................................................   $     0.24   $     0.27   $     0.41
      Pro forma ......................................................................         0.24         0.26         0.40

         A summary of United Dominion's stock option activity during the three years ended December 31, 2002 is provided in the following table:

                                     Number    Weighted Average     Range of
                                  Outstanding   Exercise Price   Exercise Prices
                                  -----------  ---------------   ---------------
Balance, December 31, 1999          4,215,592        $12.09      $9.19 - $15.38
Granted                               653,300          9.91        9.88 - 10.75
Exercised                             (11,584)         9.19                9.19
Forfeited                            (364,363)        12.95        9.63 - 15.25
                                     --------         -----      --------------
Balance, December 31, 2000          4,492,945        $11.71      $9.19 - $15.38
Granted                             1,289,484         11.96       10.81 - 14.20
Exercised                            (356,408)        11.02        9.19 - 14.25
Forfeited                            (813,649)        11.52        9.63 - 15.38
                                     --------         -----      --------------
Balance, December 31, 2001          4,612,372        $11.90      $9.63 - $15.38
Granted                               129,150         14.26       14.15 - 14.88
Exercised                          (1,000,592)        11.68        9.63 - 15.38
Forfeited                             (87,999)        11.04        9.63 - 15.25
                                     --------         -----      --------------
Balance, December 31, 2002          3,652,931        $12.01        9.63 - 15.38
                                    =========        ======      ==============

Exercisable at December 31,
2000                                2,692,997         12.35        9.19 - 15.38
2001                                1,968,265         12.38        9.63 - 15.38
2002                                2,793,811         11.97        9.63 - 15.38

         The weighted average remaining contractual life on all options outstanding is 6.2 years. 1,141,644 of share options had exercise prices between $13.13 and $15.38, 1,086,000 of share options had exercise prices between $11.15 and $12.40, and 1,425,287 of share options had exercise prices between $9.63 and $10.88.

         At December 31, 2002 and 2001, stock-based awards for 3,149,350 and 3,278,500 shares of common stock, respectively, were available for future grants under the 1999 LTIP's existing authorization and no option shares were available for future grants under the 1985 Stock Option Plan.

                       UNITED DOMINION REALTY TRUST, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2002

10. RESTRUCTURING CHARGES

         During the first quarter of 2001, United Dominion announced the appointment of a new chief executive officer and senior management structure. The new management team began a comprehensive review of the organizational structure of United Dominion and its operations. As a result of this review, United Dominion recorded a charge of $5.4 million related to workforce reductions and other miscellaneous costs. These charges are included in the Consolidated Statements of Operations within the line item "Severance costs and other organizational charges." All charges came under consideration subsequent to the appointment of United Dominion's new CEO in February 2001 and were approved by management and the Board of Directors in March 2001. All of the $5.4 million charge was paid during 2001.

         The planned workforce reductions resulted in a charge of $4.5 million during the first quarter of 2001 and in the planned termination of approximately 200 full-time equivalent positions, or 10% of total staffing in corporate functions, including senior management and general and administrative functions, and in apartment operations. Employee termination benefits included severance packages and related benefits and outplacement services for employees terminated. United Dominion also recognized $0.4 million related to relocation costs associated with the new executive offices in Denver and $0.5 million related to other miscellaneous costs.

         In addition, management performed an analysis of the carrying value of all undeveloped land parcels in connection with United Dominion's plans to accelerate the disposition of these sites. As a result, an aggregate $2.8 million impairment loss was recognized on seven undeveloped sites in selected markets. An impairment loss was indicated as a result of the net book value of the assets being greater than the estimated fair market value less the cost of disposal. United Dominion also recognized a $0.4 million charge for the write down of its investment in an online apartment leasing company.

11. COMMITMENTS AND CONTINGENCIES

Commitments

   Real Estate Under Development

         United Dominion is committed to completing its real estate currently under development, which has an estimated cost to complete of $59.0 million at December 31, 2002.

   Ground and Operating Leases

         United Dominion is party to several ground leases relating to operating communities. In addition, United Dominion is party to various other operating leases related to the operation of its regional offices. Future minimum lease payments for non-cancelable ground and operating leases at December 31, 2002 are as follows (dollars in thousands):

                                            Ground Leases  Operating Leases
                                            -------------  ----------------
                2003 .....................      $1,022           $ 526
                2004 .....................       1,022             485
                2005 .....................       1,022             311
                2006 .....................       1,022             102
                2007 .....................       1,022              59
                Thereafter ...............      23,105               4
                                               -------          ------
                      Total ..............     $28,215          $1,487
                                               =======          ======

         United Dominion incurred $2.0 million, $2.3 million, and $2.6 million of rent expense for the years ended December 31, 2002, 2001, and 2000, respectively.

                       UNITED DOMINION REALTY TRUST, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2002

Contingencies

   Out-Performance Program

         In May 2001, the shareholders of United Dominion approved the Out-Performance Program (the "Program") pursuant to which executives and other key officers of United Dominion were given the opportunity to invest in United Dominion by purchasing performance shares ("Out-Performance Partnership Shares" or "OPPSs") of the Operating Partnership for an initial investment of $1.27 million (the full market value of the OPPSs at inception, as determined by an independent investment banking firm). The Program measures United Dominion's performance over a 28-month period beginning February 2001.

         The Program is designed to provide participants with the possibility of substantial returns on their investment if United Dominion's total return, considering the reinvestment of dividend income as well as share price appreciation, on its common stock during the measurement period exceeds the greater of (a) industry average (defined as the total cumulative return of the Morgan Stanley REIT Index over the same period) or (b) a 30% total return (12% annualized) (the "minimum return").

         At the conclusion of the measurement period, if United Dominion's total return satisfies these criteria, the holders of the OPPSs will receive distributions and allocations of income and loss from the Operating Partnership equal to the distributions and allocations that would be received on the number of interests in the Operating Partnership ("OP Units") obtained by:

         i. determining the amount by which the cumulative total return of United Dominion's common stock over the measurement period exceeds the greater of the cumulative total return of the peer group index (the Morgan Stanley REIT Index) or the minimum return (such being the "excess return");

         ii. multiplying 4% of the excess return by United Dominion's market capitalization (defined as the average number of shares and OP Units outstanding over the 28-month period multiplied by the daily closing price of United Dominion's common stock) up to a maximum of 2% of market capitalization; and

         iii. dividing the number obtained in (ii) by the market value of one share of United Dominion common stock on the valuation date, determined by the volume-weighted average price of the common stock for the 20 trading days immediately preceding the valuation date.

         If, on the valuation date, the cumulative total return of United Dominion's common stock does not meet the minimum return or the total return of the peer group and there is no excess return, then the holders of the OPPSs will forfeit their entire initial investment of $1.27 million. The OPPSs, unlike United Dominion's other OP Units, are not convertible into common stock except upon a change of control of United Dominion or upon the death of the participant. It is this feature, combined with the fact that management paid market value for the shares, that we believe makes this program better than previous programs, such as stock options, that were likewise designed to motivate and retain executives and key management. It ensures that management's goals are perpetually aligned with the shareholders since the OP Units can not be conveyed or disposed of except as outlined previously. Accordingly, the contingently issuable OPPSs are not included in common stock and common stock equivalents in the calculation of earnings per share. Based upon results through December 31, 2002, 1,578,534 OPPSs would have been issued had the Program terminated on that date. However, since the ultimate determination of OPPSs to be issued will not occur until June 2003, and the number of OPPSs is determinable only upon future events, the financial statements do not reflect any additional impact for these events.

   Legal Matters

         United Dominion and its subsidiaries are engaged in various litigations and have a number of unresolved claims pending. The ultimate liability in respect of such litigations and claims cannot be determined at this time. United Dominion is of the opinion that such liability, to the extent not provided for through insurance or otherwise, is not likely to be material in relation to the consolidated financial statements of United Dominion.

                       UNITED DOMINION REALTY TRUST, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2002

12. INDUSTRY SEGMENTS

         United Dominion owns and operates multifamily apartment communities throughout the United States that generate rental and other property related income through the leasing of apartment units to a diverse base of tenants. United Dominion separately evaluates the performance of each of its apartment communities. However, because each of the apartment communities has similar economic characteristics, facilities, services, and tenants, the apartment communities have been aggregated into a single apartment communities segment. All segment disclosure is included in or can be derived from United Dominion's consolidated financial statements.

         There are no tenants that contributed 10% or more of United Dominion's total revenues during 2002, 2001, or 2000.

13. UNAUDITED SUMMARIZED CONSOLIDATED QUARTERLY FINANCIAL DATA

         Summarized consolidated quarterly financial data for the year ended December 31, 2002 is as follows (dollars in thousands, except per share amounts):

                                                                                               Three Months Ended
                                                                                               ------------------
                                                                              March 31(a)   June 30  September 30(b) December 31(c)
                                                                              -----------   -------  --------------- --------------
Rental income (d) ..........................................................   $145,290     $147,255   $149,641         $152,128
Income/(loss) before gains on sales of investments, minority interests, and
   discontinued operations .................................................     (4,129)      14,269      (487)            6,079
Gains on the sales of land and depreciable property ........................      1,248           --         --               --
Income from discontinued operations, net of minority interests .............      1,026       13,828     20,810            1,273
Net income/(loss) available to common shareholders .........................     (8,538)      20,513     13,602              227

Earnings/(loss) per common share:
Basic ......................................................................    $ (0.08)     $  0.19    $  0.13          $  0.00
Diluted ....................................................................      (0.08)        0.19       0.13             0.00

----------
(a) The first quarter of 2002 includes $15.8 million of expense associated with the refinancing of certain mortgages using proceeds from the new Fannie Mae and Freddie Mac credit facilities.

(b) The third quarter of 2002 includes $12.6 million of expense due to premiums paid for the redemption of certain higher coupon bonds.

(c) The fourth quarter of 2002 includes $5.2 million of expense due to premiums paid for the redemption of certain higher coupon bonds.

(d)      Represents income from continuing operations.

         Summarized consolidated quarterly financial data for the year ended December 31, 2001 is as follows (dollars in thousands, except per share amounts):

                                                                                              Three Months Ended
                                                                                              ------------------
                                                                             March 31(a)   June 30   September 30   December 31(b)
                                                                             -----------   -------   ------------   --------------
Rental income (c) ..........................................................   $142,187    $140,127    $140,671        $142,337
Income/(loss) before gains on sales of investments, minority interests, and
   discontinued operations .................................................       (627)      7,324      14,664           7,655
Gains on the sales of land and depreciable property ........................      4,102      20,646          --              --
Income/(loss) from discontinued operations, net of minority interests ......      2,811       5,627        (243)          3,229
Net income/(loss) available to common shareholders .........................     (3,308)     20,136       6,778           3,536

Earnings/(loss) per common share:
Basic ......................................................................    $ (0.03)    $  0.20     $  0.07         $  0.04
Diluted ....................................................................      (0.03)       0.20        0.07            0.04

----------
(a) The first quarter of 2001 includes $8.6 million of non-recurring charges related to workforce reductions, other severance costs, executive relocation costs, and the write down of land and our investment in an online apartment leasing company.

(b) The fourth quarter of 2001 includes a $2.2 million charge related to the write down of our investment in a web-based property management and leasing system.

(c)      Represents income from continuing operations.

                       UNITED DOMINION REALTY TRUST, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2002

14. SUBSEQUENT EVENTS

         On January 30, 2003, United Dominion completed the sale of 2.0 million shares of common stock at a public offering price of $15.71 per share, resulting in net proceeds to United Dominion of approximately $31 million. The proceeds will be used to repay debt and for general corporate purposes.

         On February 27, 2003, United Dominion completed the sale of $150 million of 4.50% medium-term notes due in March 2008 under a new $300 million medium-term note program. The net proceeds from the issuance of approximately $149 million are anticipated to be used to repay amounts outstanding on United Dominion's $375 million unsecured revolving credit facility.

15. ADOPTION OF SFAS 145 AND OTHER EVENTS

         On January 1, 2003, United Dominion adopted Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Correction" (SFAS 145). The provisions of SFAS 145 related to the rescission of SFAS No. 4 require United Dominion to reclassify prior period items that do not meet the extraordinary classification into continuing operations. During the three years ended December 31, 2002, the Company has incurred such expenses and in compliance with SFAS 145 has reported those expenses as a component of continuing operations for each period presented.

         Subsequent to March 31, 2003, United Dominion sold 3.1 million shares of its common stock in a public offering and received approximately $50.9 million in net proceeds from the offering.

Schedule III
Summary of Real Estate Owned
(in thousands)

                                                                                 Cost of
                                                                               Improvements     Gross Amount at Which
                                              Initial Costs                    Capitalized   Carried at Close of Period
                                        --------------------------    Total     Subsequent   --------------------------
                                          Land and     Buildings     Initial  to Acquisition   Land and     Buildings
                                            Land          and      Acquisition   (Net of         Land          and
                           Encumbrances Improvements  Improvements    Costs     Disposals)   Improvements  Improvements
                           ------------ ------------  ------------ ----------- ------------  ------------  ------------
Preston Oaks                      $ --       $1,784      $ 6,416      $ 8,200      $ 841        $1,949       $ 7,092
Rock Creek                          --        4,077       15,823       19,900      4,771         4,652        20,019
Windridge                           --        3,414       14,027       17,441      3,272         4,056        16,657
Catalina                            --        1,543        5,632        7,175        907         1,678         6,404
Wimbledon Court                     --        1,809       10,930       12,739      2,316         2,847        12,208
Lakeridge                           --        1,631        5,669        7,300      1,261         1,826         6,735
Summergate                          --        1,171        3,929        5,100        875         1,406         4,569
Oak Forest                      23,540        5,631       23,294       28,925     10,805         6,378        33,352
Oaks Of Lewisville              12,265        3,727       13,563       17,290      3,946         4,540        16,696
Kelly Crossing                      --        2,497        9,156       11,653      1,724         2,986        10,391
Highlands Of Preston                --        2,151        8,168       10,319      1,838         2,492         9,665
The Summit                       8,575        1,932        9,041       10,973      1,513         2,333        10,153
Springfield                      5,808        3,075        6,823        9,898      1,160         3,275         7,783
Meridian                            --        6,013       29,094       35,107        864         6,380        29,591
Mandolin I                          --        2,663       20,975       23,638        446         2,783        21,301
DALLAS, TX                      50,188       43,118      182,540      225,658     36,539        49,581       212,616

Woodtrail                           --        1,543        5,457        7,000      2,556         1,740         7,816
Park Trails                         --        1,145        4,105        5,250      1,004         1,248         5,006
Green Oaks                          --        5,314       19,626       24,940      3,291         5,940        22,291
Sky Hawk                            --        2,298        7,158        9,456      2,005         2,718         8,743
South Grand At Pecan Grove      19,509        4,058       14,756       18,814      4,880         4,857        18,837
Breakers                            --        1,527        5,298        6,825      2,329         1,920         7,234
Braesridge                      10,255        3,048       10,962       14,010      2,511         3,493        13,028
Skylar Pointe                       --        3,604       11,593       15,197      4,315         3,728        15,784
Stone Canyon                        --          899           --          899      9,439         1,324         9,014
Briar Park                          --          329        2,794        3,123        242           351         3,014
Chelsea Park                     5,390        1,991        5,788        7,779      2,161         2,442         7,498
Clear Lake Falls                    --        1,090        4,535        5,625         --         1,163         4,462
Country Club Place               4,900          499        6,520        7,019      1,068           666         7,421
Arbor Ridge                      5,531        1,689        6,684        8,373        629         2,069         6,933
London Park                      6,125        2,019        6,667        8,686      1,986         2,455         8,217
Marymont                            --        1,151        4,155        5,306        858         1,174         4,990
Nantucket Square                    --        1,068        4,833        5,901       (392)        1,075         4,434
Riverway                            --          523        2,828        3,351        256           553         3,054
Riviera Pines                    6,244        1,414        6,454        7,868      1,056         1,470         7,454
The Gallery                         --          769        3,359        4,128        261           794         3,595
Towne Lake                          --        1,334        5,309        6,643      1,495         1,609         6,529
The Legend at Park 10               --        1,995           --        1,995     11,748         3,926         9,817
HOUSTON, TX                     57,954       39,307      138,881      178,188     53,698        46,715       185,171

Vista Point                         --        1,587        5,613        7,200      1,493         1,727         6,966
Sierra Palms                        --        4,639       17,361       22,000        582         4,748        17,834
Northpark Village                   --        1,519       13,537       15,056      1,857         1,876        15,037
Stonegate                        5,180          735        7,940        8,675      1,067           905         8,837
Finisterra                          --        1,274       26,392       27,666        615         1,341        26,940
La Privada                      15,400        7,303       18,508       25,811      2,122         7,845        20,088


[WIDE TABLE CONTINUED]


                                Total
                               Carrying     Accumulated        Date of                Date
                               Value (A)  Depreciation (B)   Construction           Acquired
                               ---------  ----------------   ------------           --------
Preston Oaks                    $9,041        $1,750           1980                  12/31/96
Rock Creek                      24,671         5,312           1979                  12/31/96
Windridge                       20,713         4,432           1980                  12/31/96
Catalina                         8,082         1,586           1982                  12/31/96
Wimbledon Court                 15,055         2,858           1983                  12/31/96
Lakeridge                        8,561         1,784           1984                  12/31/96
Summergate                       5,975         1,234           1984                  12/31/96
Oak Forest                      39,730         8,462         1996/98                 12/31/96
Oaks Of Lewisville              21,236         4,736           1983                  03/27/97
Kelly Crossing                  13,377         2,563           1984                  06/18/97
Highlands Of Preston            12,157         2,148           1985                  03/27/98
The Summit                      12,486         2,136           1983                  03/27/98
Springfield                     11,058         1,767           1985                  03/27/98
Meridian                        35,971         1,948         2000/02       01/27/98 & 12/28/01
Mandolin I                      24,084         1,377           2001                  12/28/01
DALLAS, TX                     262,197        44,093

Woodtrail                        9,556         2,562           1978                  12/31/96
Park Trails                      6,254         1,344           1983                  12/31/96
Green Oaks                      28,231         5,275           1985                  06/25/97
Sky Hawk                        11,461         2,524           1984                  05/08/97
South Grand At Pecan Grove      23,694         4,605           1985                  09/26/97
Breakers                         9,154         1,976           1985                  09/26/97
Braesridge                      16,521         3,081           1982                  09/26/97
Skylar Pointe                   19,512         4,084           1979                  11/20/97
Stone Canyon                    10,338         1,426           1998                  12/17/97
Briar Park                       3,365           538           1987                  03/27/98
Chelsea Park                     9,940         1,716           1983                  03/27/98
Clear Lake Falls                 5,625           844           1980                  03/27/98
Country Club Place               8,087         1,538           1985                  03/27/98
Arbor Ridge                      9,002         1,622           1983                  03/27/98
London Park                     10,672         1,958           1983                  03/27/98
Marymont                         6,164           931           1983                  03/27/98
Nantucket Square                 5,509           765           1983                  03/27/98
Riverway                         3,607           670           1985                  03/27/98
Riviera Pines                    8,924         1,235           1979                  03/27/98
The Gallery                      4,389           579           1968                  03/27/98
Towne Lake                       8,138         1,542           1984                  03/27/98
The Legend at Park 10           13,743         2,523           1998                  05/19/98
HOUSTON, TX                    231,886        43,338

Vista Point                      8,693         1,844           1986                  12/31/96
Sierra Palms                    22,582         3,859           1996                  12/31/96
Northpark Village               16,913         3,254           1983                  03/27/98
Stonegate                        9,742         1,785           1978                  03/27/98
Finisterra                      28,281         4,619           1997                  03/27/98
La Privada                      27,933         3,914           1987                  03/27/98


Schedule III
Summary of Real Estate Owned
(in thousands)

                                                                                 Cost of
                                                                               Improvements     Gross Amount at Which
                                              Initial Costs                    Capitalized   Carried at Close of Period
                                        --------------------------    Total     Subsequent   --------------------------
                                          Land and     Buildings     Initial  to Acquisition   Land and     Buildings
                                            Land          and      Acquisition   (Net of         Land          and
                           Encumbrances Improvements  Improvements    Costs     Disposals)   Improvements  Improvements
                           ------------ ------------  ------------ ----------- ------------  ------------  ------------
Terracina                      22,413        3,757       34,781      38,538       6,771          4,582        40,727
Woodland Park                    --          3,017        6,706       9,723       1,030          3,226         7,527
Sierra Foothills               12,691        2,728         --         2,728      18,771          4,842        16,657
Villagio at McCormick Ranch     5,687        3,333        5,976       9,309         860          3,720         6,449
Sierra Canyon                    --          1,810       12,964      14,774         240          1,821        13,193
PHOENIX, AZ                    61,371       31,702      149,778     181,480      35,408         36,633       180,255

Fisherman's Village              --          2,387        7,459       9,846       3,624          3,144        10,326
Seabrook                         --          1,846        4,155       6,001       2,816          2,268         6,549
Dover Village                    --          2,895        6,456       9,351       3,891          3,441         9,801
Lakeside North                 12,440        1,533       11,076      12,609       5,093          2,263        15,439
Regatta Shore                    --            757        6,607       7,364       3,947          1,535         9,776
Alafaya Woods                   8,725        1,653        9,042      10,695       2,297          2,111        10,881
Vinyards                        8,475        1,840       11,572      13,412       3,309          2,424        14,297
Andover Place                  13,230        3,692        7,757      11,449       3,273          4,503        10,219
Los Altos                      12,199        2,804       12,348      15,152       2,879          3,347        14,684
Lotus Landing                    --          2,185        8,638      10,823       2,061          2,414        10,470
Seville On The Green             --          1,283        6,498       7,781       1,918          1,456         8,243
Arbors @ Lee Vista             13,383        3,976       16,920      20,896       1,869          4,386        18,379
Heron Lake                      8,603        1,447        9,288      10,735       1,276          1,619        10,392
Ashton @ Waterford             14,945        3,872       17,538      21,410         193          3,911        17,692
ORLANDO, FL                    92,000       32,170      135,354     167,524      38,446         38,822       167,148

Dominion On Spring Forest        --          1,257        8,586       9,843       4,013          1,717        12,139
Dominion Park Green              --            500        4,322       4,822       1,825            716         5,931
Dominion On Lake Lynn          16,250        3,622       12,405      16,027       3,582          4,152        15,457
Dominion Courtney Place          --          1,115        5,119       6,234       3,337          1,450         8,121
Dominion Walnut Ridge           9,515        1,791       11,969      13,760       2,303          2,176        13,887
Dominion Walnut Creek          17,050        3,170       21,717      24,887       3,691          3,730        24,848
Dominion Ramsgate                --            908        6,819       7,727         957          1,041         7,643
Copper Mill                      --          1,548       16,067      17,615       1,094          1,828        16,881
Trinity Park                   15,778        4,580       17,576      22,156       1,236          4,631        18,761
Meadows at Kildaire              --          2,846       20,768      23,614       1,768          6,875        18,507
Oaks at Weston                   --          9,944       23,306      33,250         146          9,945        23,451
RALEIGH, NC                    58,593       31,281      148,654     179,935      23,952         38,261       165,626

Dominion Middle Ridge          14,198        3,311       13,283      16,594       1,133          3,423        14,304
Dominion Lake Ridge             9,142        2,366        8,387      10,753       1,124          2,524         9,353
Presidential Greens            20,153       11,238       18,790      30,028         159         11,238        18,949
Taylor Place                     --          6,418       13,411      19,829         823          6,456        14,196
Ridgewood Apartments           12,512        5,612       20,086      25,699         303          5,613        20,389
Ridgewood Townhomes              --          4,507       16,263      20,771          37          4,507        16,301
Greens At Falls Run              --          2,731        5,300       8,031         925          2,878         6,078
Manor At England Run           14,671        3,195       13,505      16,700      12,697          4,869        24,528
METROPOLITAN DC                70,676       39,378      109,025     148,403      17,203         41,508       124,098


[WIDE TABLE CONTINUED]


                                Total
                               Carrying     Accumulated        Date of                  Date
                               Value (A)  Depreciation (B)   Construction             Acquired
                               ---------  ----------------   ------------             --------
Terracina                        45,309        8,346             1984                 05/28/98
Woodland Park                    10,753        1,873             1979                 06/09/98
Sierra Foothills                 21,499        4,406             1998                 02/18/98
Villagio at McCormick Ranch      10,169        1,470             1980                 01/18/01
Sierra Canyon                    15,014          878             2001                 12/28/01
PHOENIX, AZ                     216,888       36,248

Fisherman's Village              13,470        3,951             1984                 12/29/95
Seabrook                          8,817        2,848             1984                 02/20/96
Dover Village                    13,242        4,651             1981                 03/31/93
Lakeside North                   17,702        5,573             1984                 04/14/94
Regatta Shore                    11,311        3,602             1988                 06/30/94
Alafaya Woods                    12,992        4,008           1988/90                10/21/94
Vinyards                         16,721        5,162           1984/86                10/31/94
Andover Place                    14,722        3,864             1988      09/29/95 & 09/30/96
Los Altos                        18,031        4,046             1990                 10/31/96
Lotus Landing                    12,884        2,419             1985                 07/01/97
Seville On The Green              9,699        1,955             1986                 10/21/97
Arbors @ Lee Vista               22,765        3,719             1991                 12/31/97
Heron Lake                       12,011        2,096             1989                 03/27/98
Ashton @ Waterford               21,603        3,443             2000                 05/28/98
ORLANDO, FL                     205,970       51,337

Dominion On Spring Forest        13,856        6,104           1978/81                05/21/91
Dominion Park Green               6,647        2,726             1987                 09/27/91
Dominion On Lake Lynn            19,609        5,018             1986                 12/01/92
Dominion Courtney Place           9,571        3,290           1979/81                07/08/93
Dominion Walnut Ridge            16,063        4,744           1982/84                03/04/94
Dominion Walnut Creek            28,578        7,992           1985/86                05/17/94
Dominion Ramsgate                 8,684        1,976             1988                 08/15/96
Copper Mill                      18,709        3,660             1997                 12/31/96
Trinity Park                     23,392        4,005             1987                 02/28/97
Meadows at Kildaire              25,382        2,042             2000                 05/25/00
Oaks at Weston                   33,396          788             2001                 06/28/02
RALEIGH, NC                     203,887       42,345

Dominion Middle Ridge            17,727        3,593             1990                 06/25/96
Dominion Lake Ridge              11,877        2,599             1987                 02/23/96
Presidential Greens              30,187          738             1938                 05/15/02
Taylor Place                     20,652          621             1962                 04/17/02
Ridgewood Apartments             26,002          431             1988                 08/26/02
Ridgewood Townhomes              20,808          340             1983                 08/26/02
Greens At Falls Run               8,956        1,845             1989                 05/04/95
Manor At England Run             29,397        5,544             1990                 05/04/95
METROPOLITAN DC                 165,606       15,711


Schedule III
Summary of Real Estate Owned
(in thousands)

                                                                                 Cost of
                                                                               Improvements     Gross Amount at Which
                                              Initial Costs                    Capitalized   Carried at Close of Period
                                        --------------------------    Total     Subsequent   --------------------------
                                          Land and     Buildings     Initial  to Acquisition   Land and     Buildings
                                            Land          and      Acquisition   (Net of         Land          and
                           Encumbrances Improvements  Improvements    Costs     Disposals)   Improvements  Improvements
                           ------------ ------------  ------------ ----------- ------------  ------------  ------------
Autumnwood                       --           2,412        8,688       11,100       1,465         2,737         9,828
Cobblestone                      --           2,925       10,528       13,453       3,134         3,182        13,405
Pavillion                        --           4,428       19,033       23,461       1,833         4,771        20,523
Oak Park                       16,236         3,966       22,228       26,194         758         5,549        21,403
Parc Plaza                       --           1,684        5,279        6,963       1,610         2,163         6,410
Summit Ridge                    7,700         1,726        6,308        8,034       1,648         2,214         7,468
Greenwood Creek                  --           1,958        8,551       10,509       1,678         2,302         9,885
Derby Park                     11,130         3,121       11,765       14,886       1,623         3,762        12,747
Aspen Court                     3,990           776        4,945        5,721       1,017         1,099         5,639
The Cliffs                       --           3,484       18,657       22,141         803         3,655        19,289
ARLINGTON, TX                  39,056        26,480      115,982      142,462      15,569        31,434       126,597

Bay Cove                         --           2,929        6,578        9,507       3,678         3,334         9,851
Summit West                      --           2,176        4,710        6,886       2,572         2,470         6,988
Pinebrook                        --           1,780        2,458        4,238       3,217         2,010         5,445
Lakewood Place                 10,300         1,395       10,647       12,042       1,517         1,633        11,926
Hunters Ridge                  10,232         2,462       10,942       13,404       1,956         2,993        12,367
Bay Meadow                       --           2,893        9,254       12,147       2,727         3,437        11,437
Cambridge                        --           1,791        7,166        8,957       1,605         2,106         8,456
Laurel Oaks                      --           1,362        6,542        7,904       1,303         1,544         7,663
Parker's Landing               29,453        10,178       37,869       48,047       1,658         9,298        40,407
Sugar Mill Creek                7,420         2,242        7,553        9,795         765         2,385         8,175
TAMPA, FL                      57,405        29,208      103,719      132,927      20,998        31,210       122,715

Sycamore Ridge                 13,160         4,068       15,433       19,501       1,238         4,226        16,513
Heritage Green                   --           2,990       11,392       14,382       9,405         3,134        20,653
Alexander Court                  --           1,573         --          1,573      21,370         6,218        16,725
Governour's Square             28,459         7,513       28,695       36,208       3,053         7,825        31,436
Hickory Creek                    --           3,421       13,539       16,960         984         3,493        14,451
Britton Woods                  14,957         3,477       19,214       22,691       1,882         4,030        20,543
COLUMBUS, OH                   56,576        23,042       88,273      111,315      37,932        28,926       120,321

2000 Post Street                 --           9,861       44,578       54,439         690         9,926        45,203
Birch Creek                     7,630         4,365       16,696       21,061       1,367         4,614        17,814
Highlands Of Marin               --           5,996       24,868       30,864         919         6,079        25,704
Marina Playa                   13,482         6,224       23,916       30,140       1,765         6,461        25,444
SAN FRANCISCO, CA              21,112        26,446      110,058      136,504       4,741        27,080       114,165

The Highlands                    --             321        2,830        3,151       2,871           709         5,313
Emerald Bay                      --             626        4,723        5,349       4,850         1,267         8,932
Dominion Peppertree              --           1,546        7,699        9,245       1,797         1,807         9,235
Dominion Crown Point             --           2,122       22,339       24,461       2,213         3,897        22,777
Dominion Harris Pond             --             887        6,728        7,615       1,436         1,231         7,820
Dominion Mallard Creek           --             699        6,488        7,187         982           796         7,373
Chateau Village                  --           1,046        6,979        8,025       2,538         1,467         9,096
Dominion At Sharon               --             667        4,856        5,523       1,098           908         5,713
Providence Court                 --               1       22,048       22,049       9,760         7,519        24,290

[WIDE TABLE CONTINUED]


                                Total
                               Carrying     Accumulated        Date of          Date
                               Value (A)  Depreciation (B)   Construction     Acquired
                               ---------  ----------------   ------------     --------
Autumnwood                       12,565        2,455             1984         12/31/96
Cobblestone                      16,587        3,354             1984         12/31/96
Pavillion                        25,294        4,710             1979         12/31/96
Oak Park                         26,952        5,730            1982/98       12/31/96
Parc Plaza                        8,573        1,829             1986         10/30/97
Summit Ridge                      9,682        1,883             1983         03/27/98
Greenwood Creek                  12,187        2,160             1984         03/27/98
Derby Park                       16,509        2,926             1984         03/27/98
Aspen Court                       6,738        1,272             1986         03/27/98
The Cliffs                       22,944        1,155             1992         01/29/02
ARLINGTON, TX                   158,031       27,474

Bay Cove                         13,185        4,690             1972         12/16/92
Summit West                       9,458        3,482             1972         12/16/92
Pinebrook                         7,455        3,081             1977         09/28/93
Lakewood Place                   13,559        3,991             1986         03/10/94
Hunters Ridge                    15,360        3,864             1992         06/30/95
Bay Meadow                       14,874        3,275             1985         12/09/96
Cambridge                        10,562        2,205             1985         06/06/97
Laurel Oaks                       9,207        1,958             1986         07/01/97
Parker's Landing                 49,705        6,102             1991         12/07/98
Sugar Mill Creek                 10,560        1,324             1988         12/07/98
TAMPA, FL                       153,925       33,972

Sycamore Ridge                   20,739        2,840             1997         07/02/98
Heritage Green                   23,787        3,613             1998         07/02/98
Alexander Court                  22,943        3,598             1999         07/02/98
Governour's Square               39,261        5,032             1967         12/07/98
Hickory Creek                    17,944        2,329             1988         12/07/98
Britton Woods                    24,573        3,013             1991         04/20/01
COLUMBUS, OH                    149,247       20,425

2000 Post Street                 55,129        5,055             1987         12/07/98
Birch Creek                      22,428        2,520             1968         12/07/98
Highlands Of Marin               31,783        3,334             1991         12/07/98
Marina Playa                     31,905        3,716             1971         12/07/98
SAN FRANCISCO, CA               141,245       14,625

The Highlands                     6,022        3,754             1970         01/17/84
Emerald Bay                      10,199        4,473             1972         02/06/90
Dominion Peppertree              11,042        3,526             1987         12/14/93
Dominion Crown Point             26,674        6,336           1987/2000      07/01/94
Dominion Harris Pond              9,051        2,604             1987         07/01/94
Dominion Mallard Creek            8,169        2,188             1989         08/16/94
Chateau Village                  10,563        2,998             1974         08/15/96
Dominion At Sharon                6,621        1,615             1984         08/15/96
Providence Court                 31,809        5,887             1997         09/30/97


Schedule III
Summary of Real Estate Owned
(in thousands)

                                                                                      Cost of
                                                                                    Improvements     Gross Amount at Which
                                                   Initial Costs                    Capitalized   Carried at Close of Period
                                             --------------------------    Total     Subsequent   --------------------------
                                               Land and     Buildings     Initial  to Acquisition   Land and     Buildings
                                                 Land          and      Acquisition   (Net of         Land          and
                                Encumbrances Improvements  Improvements    Costs     Disposals)   Improvements  Improvements
                                ------------ ------------  ------------ ----------- ------------  ------------  ------------
Stoney Pointe                      12,043         1,500       15,856        17,356      1,544         1,770         17,130
CHARLOTTE, NC                      12,043         9,415      100,546       109,961     29,089        21,371        117,679

Pine Avenue                        11,484         2,158        8,888        11,046      2,635         2,827         10,854
The Grand Resort                     --           8,884       35,707        44,591     17,337        11,775         50,153
Grand Terrace                        --           2,144        6,595         8,739      1,237         2,227          7,749
Windemere at Sycamore
  Highland                           --           5,810       23,450        29,260         86         5,809         23,537
Rancho Vallecitos                    --           3,303       10,877        14,180      1,348         3,402         12,126
SOUTHERN CALIFORNIA                11,484        22,299       85,517       107,816     22,643        26,040        104,419

Legacy Hill                          --           1,148        5,868         7,016      3,062         1,446          8,632
Hickory Run                          --           1,469       11,584        13,053      1,997         1,729         13,321
Carrington Hills                     --           2,117         --           2,117     24,677         3,736         23,058
Brookridge                           --             707        5,461         6,168      1,340           939          6,569
Club At Hickory Hollow               --           2,140       15,231        17,371      2,195         2,702         16,864
Breckenridge                         --             766        7,714         8,480        913          952           8,441
Williamsburg                         --           1,376       10,931        12,307      1,715         1,642         12,380
Colonnade                            --           1,460       16,015        17,475        686         1,609         16,552
NASHVILLE, TN                        --          11,183       72,804        83,987     36,585        14,755        105,817

Beechwood                            --           1,409        6,087         7,496      1,099         1,674          6,921
Steeplechase                         --           3,208       11,514        14,722     12,697         3,925         23,494
Northwinds                           --           1,558       11,736        13,294      1,178         1,749         12,723
Deerwood Crossings                   --           1,540        7,989         9,529      1,378         1,686          9,221
Dutch Village                        --           1,198        4,826         6,024        854         1,287          5,591
Lake Brandt                          --           1,547       13,489        15,036        932         1,824         14,144
Park Forest                          --             680        5,770         6,450        677           864          6,263
Deep River Pointe                    --           1,671       11,140        12,811        476         1,814         11,473
GREENSBORO, NC                       --          12,811       72,551        85,362     19,291        14,823         89,830

Boronda Manor                         296         1,946        8,982        10,928        331         1,970          9,289
Garden Court                          139           888        4,188         5,076        226           895          4,407
Harding Park Townhomes                 71           550        2,051         2,601        102           573          2,130
Cambridge Court                       436         3,039       12,883        15,922        684         3,121         13,485
Laurel Tree                           175         1,304        5,115         6,419        222         1,318          5,323
Pine Grove                            194         1,383        5,784         7,167        224         1,391          6,000
The Pointe At Harden Ranch            815         6,388       23,854        30,242        800         6,424         24,618
The Pointe At Northridge              274         2,044        8,029        10,073        366         2,085          8,354
The Pointe At Westlake                181         1,329        5,334         6,663        218         1,348          5,533
MONTEREY PENINSULA, CA              2,581        18,871       76,220        95,091      3,173        19,125         79,139

Dominion Olde West                   --           1,965       12,204        14,169      2,482         2,382         14,269
Dominion Creekwood                   --            --           --            --        1,164            50          1,114
Dominion Laurel Springs              --             465        3,120         3,585      1,365           639          4,311
Dominion English Hills             20,044         1,979       11,524        13,503      5,440         2,816         16,127

[WIDE TABLE CONTINUED]


                                Total
                               Carrying     Accumulated        Date of              Date
                               Value (A)  Depreciation (B)   Construction         Acquired
                               ---------  ----------------   ------------         --------
Stoney Pointe                     18,900        3,914             1991             02/28/97
CHARLOTTE, NC                    139,050       37,295

Pine Avenue                       13,681        1,325             1987             12/07/98
The Grand Resort                  61,928        5,822             1971             12/07/98
Grand Terrace                      9,976        1,179             1986             06/30/99
Windemere at Sycamore Highland    29,346          158             2001             11/21/02
Rancho Vallecitos                 15,528        2,786             1988             10/13/99
SOUTHERN CALIFORNIA              130,459       11,270

Legacy Hill                       10,078        3,136             1977             11/06/95
Hickory Run                       15,050        3,765             1989             12/29/95
Carrington Hills                  26,794        4,739             1999             12/06/95
Brookridge                         7,508        2,077             1986             03/28/96
Club At Hickory Hollow            19,566        4,205             1987             02/21/97
Breckenridge                       9,393        1,976             1986             03/27/97
Williamsburg                      14,022        2,596             1986             05/20/98
Colonnade                         18,161        2,594             1998             01/07/99
NASHVILLE, TN                    120,572       25,088

Beechwood                          8,595        2,618             1985             12/22/93
Steeplechase                      27,419        5,332           1990/97            03/07/96
Northwinds                        14,472        3,282           1989/97            08/15/96
Deerwood Crossings                10,907        2,680             1973             08/15/96
Dutch Village                      6,878        1,725             1970             08/15/96
Lake Brandt                       15,968        3,671             1995             08/15/96
Park Forest                        7,127        1,542             1987             09/26/96
Deep River Pointe                 13,287        2,408             1997             10/01/97
GREENSBORO, NC                   104,653       23,258

Boronda Manor                     11,259        1,308             1979             12/07/98
Garden Court                       5,302          640             1973             12/07/98
Harding Park Townhomes             2,703          302             1984             12/07/98
Cambridge Court                   16,606        2,049             1974             12/07/98
Laurel Tree                        6,641          819             1977             12/07/98
Pine Grove                         7,391          794             1963             12/07/98
The Pointe At Harden Ranch        31,042        3,525             1986             12/07/98
The Pointe At Northridge          10,439        1,225             1979             12/07/98
The Pointe At Westlake             6,881          816             1975             12/07/98
MONTEREY PENINSULA, CA            98,264       11,478

Dominion Olde West                16,651        7,082       1978/82/84/85/87  12/31/84 & 8/27/91
Dominion Creekwood                 1,164          260             1984             08/27/91
Dominion Laurel Springs            4,950        2,051             1972             09/06/91
Dominion English Hills            18,943        7,813           1969/76            12/06/91


Schedule III
Summary of Real Estate Owned
(in thousands)

                                                                                      Cost of
                                                                                    Improvements     Gross Amount at Which
                                                   Initial Costs                    Capitalized   Carried at Close of Period
                                             --------------------------    Total     Subsequent   --------------------------
                                               Land and     Buildings     Initial  to Acquisition   Land and     Buildings
                                                 Land          and      Acquisition   (Net of         Land          and
                                Encumbrances Improvements  Improvements    Costs     Disposals)   Improvements  Improvements
                                ------------ ------------  ------------ ----------- ------------  ------------  ------------
Dominion Gayton Crossing           10,400          826         5,148         5,974       6,354        1,165       11,163
Dominion West End                  16,493        2,059        15,049        17,108       2,848        2,701       17,255
Courthouse Green                    8,085          732         4,702         5,434       2,350        1,101        6,683
Waterside At Ironbridge            11,635        1,844        13,239        15,083         900        2,008       13,975
RICHMOND, VA                       66,657        9,870        64,986        74,856      22,903       12,862       84,897

Cape Harbor                          --          1,892        18,113        20,005       1,596        2,271       19,330
Mill Creek                           --          1,404         4,489         5,893      13,823        1,941       17,775
The Creek                            --            418         2,506         2,924       1,833          489        4,268
Forest Hills                         --          1,028         5,421         6,449       2,511        1,208        7,752
Clear Run                            --            875         8,741         9,616       5,945        1,281       14,280
Crosswinds                           --          1,096        18,230        19,326       1,326        1,215       19,437
WILMINGTON, NC                       --          6,713        57,500        64,213      27,034        8,405       82,842

Gatewater Landing                    --          2,078         6,085         8,163       1,465        2,184        7,444
Dominion Kings Place                4,325        1,565         7,007         8,572         953        1,653        7,872
Dominion At Eden Brook              7,390        2,361         9,384        11,745       1,406        2,466       10,685
Dominion Great Oaks                11,446        2,920         9,100        12,020       3,889        4,281       11,628
Dominion Constant Friendship         --            903         4,669         5,572         845        1,049        5,368
Lakeside Mill                       5,249        2,666        10,109        12,775         615        2,694       10,696
Tamar Meadow                         --          4,145        17,149        21,294          31        4,145       17,180
BALTIMORE, MD                      28,410       16,638        63,503        80,141       9,204       18,472       70,873

Stanford Village                     --            885         2,808         3,693       1,426        1,197        3,922
Griffin Crossing                     --          1,510         7,544         9,054       1,786        1,873        8,967
Gwinnett Square                     8,851        1,924         7,376         9,300       2,121        2,204        9,217
Dunwoody Pointe                     9,870        2,763         6,903         9,666       4,900        3,342       11,224
Riverwood                          11,725        2,986        11,088        14,074       4,093        3,485       14,682
Waterford Place                      --          1,579        10,303        11,882         552        1,668       10,766
ATLANTA, GA                        30,446       11,647        46,022        57,669      14,878       13,769       58,778

Gable Hill                           --            825         5,307         6,132       1,592        1,194        6,530
St. Andrews Commons                  --          1,429         9,371        10,800       1,893        1,882       10,811
Forestbrook                         5,000          395         2,902         3,297       1,879          555        4,621
Waterford                            --            958         6,948         7,906       1,672        1,292        8,286
Hampton Greene                       --          1,363        10,118        11,481       1,559        1,901       11,139
Rivergate                            --          1,123        12,056        13,179       1,326        1,439       13,066
COLUMBIA, SC                        5,000        6,093        46,702        52,795       9,921        8,263       54,453

Greentree                          12,455        1,634        11,227        12,861       4,244        2,349       14,756
Westland                           10,747        1,834        14,865        16,699       4,042        2,668       18,073
Antlers                              --          4,034        11,193        15,227       5,901        4,907       16,221
JACKSONVILLE, FL                   23,202        7,502        37,285        44,787      14,187        9,924       49,050

Forest Lake At Oyster Point          --            780         8,862         9,642       2,061        1,187       10,516
Woodscape                            --            799         7,209         8,008       2,591        1,803        8,796
Eastwind                             --            155         5,317         5,472       1,477          403        6,546

[WIDE TABLE CONTINUED]


                                Total
                               Carrying     Accumulated        Date of           Date
                               Value (A)  Depreciation (B)   Construction      Acquired
                               ---------  ----------------   ------------      --------
Dominion Gayton Crossing         12,328         6,119            1973          09/28/95
Dominion West End                19,956         5,137            1989          12/28/95
Courthouse Green                  7,784         3,838           1974/78        12/31/84
Waterside At Ironbridge          15,983         2,760            1987          09/30/97
RICHMOND, VA                     97,759        35,060

Cape Harbor                      21,601         4,755            1996          08/15/96
Mill Creek                       19,716         4,848           1986/98        09/30/91
The Creek                         4,757         2,206            1973          06/30/92
Forest Hills                      8,960         3,271           1964/69        06/30/92
Clear Run                        15,561         4,299           1987/89        07/22/94
Crosswinds                       20,652         4,433            1990          02/28/97
WILMINGTON, NC                   91,247        23,812

Gatewater Landing                 9,628         3,046            1970          12/16/92
Dominion Kings Place              9,525         2,898            1983          12/29/92
Dominion At Eden Brook           13,151         3,944            1984          12/29/92
Dominion Great Oaks              15,909         4,595            1974          07/01/94
Dominion Constant Friendship      6,417         1,670            1990          05/04/95
Lakeside Mill                    13,390         2,511            1989          12/10/99
Tamar Meadow                     21,325           111            1990          11/22/02
BALTIMORE, MD                    89,345        18,775

Stanford Village                  5,119         2,275            1985          09/26/89
Griffin Crossing                 10,840         3,224           1987/89        06/08/94
Gwinnett Square                  11,421         2,842            1985          03/29/95
Dunwoody Pointe                  14,566         4,304            1980          10/24/95
Riverwood                        18,167         4,981            1980          06/26/96
Waterford Place                  12,434         1,918            1985          04/15/98
ATLANTA, GA                      72,547        19,544

Gable Hill                        7,724         3,161            1985          12/04/89
St. Andrews Commons              12,693         4,281            1986          05/20/93
Forestbrook                       5,176         2,457            1974          07/01/93
Waterford                         9,578         2,897            1985          07/01/94
Hampton Greene                   13,040         3,679            1990          08/19/94
Rivergate                        14,505         3,306            1989          08/15/96
COLUMBIA, SC                     62,716        19,781

Greentree                        17,105         5,314            1986          07/22/94
Westland                         20,741         5,747            1990          05/09/96
Antlers                          21,128         5,593            1985          05/28/96
JACKSONVILLE, FL                 58,974        16,654

Forest Lake At Oyster Point      11,703         3,483            1986          08/15/95
Woodscape                        10,599         4,899           1974/76        12/29/87
Eastwind                          6,949         3,148            1970          04/04/88


Schedule III
Summary of Real Estate Owned
(in thousands)

                                                                                              Cost of
                                                                                            Improvements     Gross Amount at Which
                                                           Initial Costs                    Capitalized   Carried at Close of Period
                                                     --------------------------    Total     Subsequent   --------------------------
                                                       Land and     Buildings     Initial  to Acquisition   Land and     Buildings
                                                         Land          and      Acquisition   (Net of         Land          and
                                        Encumbrances Improvements  Improvements    Costs     Disposals)   Improvements  Improvements
                                        ------------ ------------  ------------ ----------- ------------  ------------  ------------
Dominion Waterside At Lynnhaven              --          1,824        4,107        5,931         1,363        2,033        5,261
Heather Lake                                 --            617        3,400        4,017         3,661        1,020        6,658
Dominion Yorkshire Downs                    7,359        1,089        8,582        9,671           833        1,260        9,244
NORFOLK, VA                                 7,359        5,264       37,477       42,741        11,986        7,706       47,021

2900 Place                                   --          1,819        5,593        7,412           467        1,825        6,054
Brandywine Creek                           14,140        4,666       17,514       22,180        (1,889)       4,755       15,536
Lakewood                                    4,130        1,113        3,878        4,991           563        1,232        4,322
Nemoke Trail                               13,300        3,431       12,223       15,654           807        3,495       12,966
LANSING, MI                                31,570       11,029       39,208       50,237           (52)      11,307       38,878

Arbor Terrace                               9,800        1,453       11,995       13,448           645        1,499       12,594
Crowne Pointe                               8,330        2,486        6,437        8,923         1,192        2,523        7,592
Hilltop                                     7,700        2,174        7,408        9,582           501        2,316        7,767
SEATTLE, WA                                25,830        6,113       25,840       31,953         2,338        6,338       27,953

Greensview, Aurora, CO                       --          6,450       24,405       30,855         2,234        6,010       27,079
Mountain View, Aurora, CO                    --          6,402       21,569       27,971         2,097        6,369       23,699
The Reflections, Aurora, CO                  --          6,305       27,202       33,507           783        6,411       27,879
Foothills Tennis Village, Roseville, CA    15,820        3,618       14,542       18,160           679        3,731       15,108
Woodlake Village, Sacramento, CA           30,900        6,772       26,967       33,739         1,624        7,020       28,343
Silk Oak, Fresno, CA                         --          2,325        4,566        6,891        (1,376)       1,731        3,784
OTHER WESTERN                              46,720       31,872      119,251      151,123         6,041       31,272      125,892

Lancaster Commons, Salem, OR                7,910        2,485        7,451        9,936           448        2,509        7,875
Tualatin Heights, Tualatin, OR             10,090        3,273        9,134       12,407           792        3,376        9,823
University Park, Portland, OR                --          3,007        8,191       11,198           420        3,020        8,598
Evergreen Park, Vancouver, WA               5,127        3,878        9,973       13,851           894        3,916       10,829
Aspen Creek, Puyallup, WA                   6,746        1,178        9,116       10,294           326        1,268        9,352
Beaumont, Tacoma, WA                       10,640        2,339       12,559       14,898           511        2,393       13,016
Stonehaven, Federal Way, WA                 8,660        6,471       29,536       36,007           312        6,479       29,840
Campus Commons, Pullman, WA                 6,004        1,144       12,873       14,017        (2,135)       1,256       10,626
OTHER PACIFIC                              55,177       23,775       98,833      122,608         1,568       24,217       99,959

Sunflower, San Antonio, TX                   --          2,209        7,891       10,100           953        2,350        8,703
Inn @ Los Patios, San Antonio, TX            --          3,005       11,545       14,550        (1,490)       3,005       10,055
Pecan Grove, Austin, TX                      --          1,407        5,293        6,700           621        1,478        5,843
Anderson Mill, Austin, TX                   9,765        3,135       11,170       14,305         3,667        3,498       14,474
Red Stone Ranch, Cedar Park, TX              --          1,897       17,526       19,423           209        5,386       14,246
Barton Creek Landing, Austin, TX             --          3,151       14,269       17,420           491        3,151       14,760
Turtle Creek, Little Rock, AR                --          1,913        7,087        9,000         1,064        2,207        7,857
Shadow Lake, Little Rock, AR                 --          2,523        8,976       11,499         1,554        2,851       10,202
OTHER SOUTHWESTERN                          9,765       19,240       83,757      102,997         7,069       23,926       86,140

Mallards Of Wedgewood, Lakeland, FL          --            959        6,865        7,824         2,025        1,252        8,597
Parke 33, Lakeland, FL                       --          3,857       13,055       16,912          (155)       3,838       12,919

[WIDE TABLE CONTINUED]


                                           Total
                                          Carrying     Accumulated        Date of           Date
                                          Value (A)  Depreciation (B)   Construction      Acquired
                                          ---------  ----------------   ------------      --------
Dominion Waterside At Lynnhaven              7,294         1,761             1966         08/15/96
Heather Lake                                 7,678         5,002            1972/74       03/01/80
Dominion Yorkshire Downs                    10,504         1,893             1987         12/23/97
NORFOLK, VA                                 54,727        20,186

2900 Place                                   7,879           890             1966         12/07/98
Brandywine Creek                            20,291         2,505             1974         12/07/98
Lakewood                                     5,554           714             1974         12/07/98
Nemoke Trail                                16,461         2,008             1978         12/07/98
LANSING, MI                                 50,185         6,117

Arbor Terrace                               14,093         2,454             1996         03/27/98
Crowne Pointe                               10,115         1,325             1987         12/07/98
Hilltop                                     10,083         1,227             1985         12/07/98
SEATTLE, WA                                 34,291         5,006

Greensview, Aurora, CO                      33,089         3,291           1987/2002      12/07/98
Mountain View, Aurora, CO                   30,068         3,785             1973         12/07/98
The Reflections, Aurora, CO                 34,290         1,145            1981/96       04/30/02
Foothills Tennis Village, Roseville, CA     18,839         2,192             1988         12/07/98
Woodlake Village, Sacramento, CA            35,363         4,431             1979         12/07/98
Silk Oak, Fresno, CA                         5,515           885             1985         12/07/98
OTHER WESTERN                              157,164        15,729

Lancaster Commons, Salem, OR                10,384         1,374             1992         12/07/98
Tualatin Heights, Tualatin, OR              13,199         1,710             1989         12/07/98
University Park, Portland, OR               11,618         1,329             1987         03/27/98
Evergreen Park, Vancouver, WA               14,745         1,945             1988         03/27/98
Aspen Creek, Puyallup, WA                   10,620         1,401             1996         12/07/98
Beaumont, Tacoma, WA                        15,409         2,734             1996         06/14/00
Stonehaven, Federal Way, WA                 36,319         1,109            1989/90       05/28/02
Campus Commons, Pullman, WA                 11,882         2,434             1972         03/27/98
OTHER PACIFIC                              124,176        14,036

Sunflower, San Antonio, TX                  11,053         2,110             1980         12/31/96
Inn @ Los Patios, San Antonio, TX           13,060         1,486             1990         08/15/98
Pecan Grove, Austin, TX                      7,321         1,256             1984         12/31/96
Anderson Mill, Austin, TX                   17,972         4,385             1984         03/27/97
Red Stone Ranch, Cedar Park, TX             19,632         1,995             2000         06/14/00
Barton Creek Landing, Austin, TX            17,911           694             1986         03/28/02
Turtle Creek, Little Rock, AR               10,064         2,025             1985         12/31/96
Shadow Lake, Little Rock, AR                13,053         2,718             1984         12/31/96
OTHER SOUTHWESTERN                         110,066        16,669

Mallards Of Wedgewood, Lakeland, FL          9,849         2,801             1985         07/27/95
Parke 33, Lakeland, FL                      16,757           437             2001         06/28/02


Schedule III
Summary of Real Estate Owned
(in thousands)

                                                                                              Cost of
                                                                                            Improvements     Gross Amount at Which
                                                           Initial Costs                    Capitalized   Carried at Close of Period
                                                     --------------------------    Total     Subsequent   --------------------------
                                                       Land and     Buildings     Initial  to Acquisition   Land and     Buildings
                                                         Land          and      Acquisition   (Net of         Land          and
                                        Encumbrances Improvements  Improvements    Costs     Disposals)   Improvements  Improvements
                                        ------------ ------------  ------------ ----------- ------------  ------------  ------------
Brantley Pines, Ft. Myers, FL                  --           1,893        8,248       10,141      5,081           844       14,378
Ashlar, Ft. Myers, FL                          --           3,952       11,718       15,670     16,456         7,594       24,532
The Groves, Port Orange, FL                    --             790        4,767        5,557      1,862         1,444        5,975
Lakeside, Port Orange, FL                      --           2,404        6,420        8,824      1,411         2,586        7,649
Mallards Of Brandywine, Deland, FL             --             766        5,408        6,174      1,283           990        6,467
LakePointe, Melbourne, FL                      --           1,434        4,940        6,374      2,358         1,782        6,950
OTHER FLORIDA                                  --          16,055       61,421       77,476     30,321        20,330       87,467

Washington Park, Centerville, OH               --           2,012        7,565        9,577      1,095         2,150        8,522
Fountainhead, Dayton, OH                       --             391        1,420        1,811        195           391        1,615
Jamestown Of Toledo, Toledo, OH               5,110         1,800        7,054        8,854        903         1,892        7,865
Sunset Village, Flint, MI                      --             797        1,829        2,626        432           869        2,189
American Heritage, Waterford, MI              3,640         1,021        3,958        4,979        256         1,031        4,204
Ashton Pines, Waterford, MI                    --           1,822        8,014        9,836        572         1,848        8,560
Kings Gate, Sterling Heights, MI              4,620         1,181        4,828        6,009        390         1,241        5,158
Lancaster Lake, Clarkson, MI                 12,950         4,238       14,663       18,901        985         4,334       15,552
International Village, Speedway, IN            --           3,934       11,479       15,413      1,584         4,005       12,992
Regency Park South, Indianapolis, IN           --           2,643        7,632       10,275        934         2,727        8,482
OTHER MIDWESTERN                             26,320        19,839       68,442       88,281      7,346        20,488       75,139

Colony Village, New Bern, NC                   --             346        3,037        3,383      2,120           573        4,930
Brynn Marr, Jacksonville, NC                   --             433        3,822        4,255      2,727           730        6,252
Liberty Crossing, Jacksonville, NC             --             840        3,873        4,713      3,068         1,440        6,341
Bramblewood, Goldsboro, NC                     --             402        3,151        3,553      1,636           588        4,601
Cumberland Trace, Fayetteville, NC             --             632        7,896        8,528      1,014           704        8,838
Village At Cliffdale, Fayetteville, NC       11,550           941       15,498       16,439      1,437         1,175       16,701
Morganton Place, Fayetteville, NC              --             819       13,217       14,036        696           887       13,845
Woodberry, Asheville, NC                       --             389        6,381        6,770      1,490           992        7,268
OTHER NORTH CAROLINA                         11,550         4,802       56,875       61,677     14,188         7,089       68,776

Jamestown Of St. Matthews, St. Matthews,
  KY                                         11,970         3,866       14,422       18,288      1,312         3,975       15,625
Patriot Place, Florence, SC                    --             212        1,601        1,813      5,802         1,506        6,109
River Place, Macon, GA                        6,142         1,097        7,492        8,589      2,233         1,803        9,019
The Trails At Mount Moriah, Memphis, TN      16,909         5,931       22,095       28,026      3,210         6,489       24,747
OTHER SOUTHEASTERN                           35,021        11,106       45,610       56,716     12,557        13,773       55,500

Greens At Hollymead, Charlottesville, VA       --             965        5,250        6,215        717         1,058        5,874
Brittingham Square, Salisbury, MD              --             650        4,962        5,612        710           815        5,507
Greens At Schumaker Pond, Salisbury, MD        --             710        6,118        6,828        961           871        6,918
Greens At Cross Court, Easton, MD              --           1,182        4,544        5,726      1,112         1,368        5,470
Greens At Hilton Run, Lexington Park, MD     12,542         2,754       10,483       13,237      1,717         3,087       11,867
OTHER MID-ATLANTIC                           12,542         6,261       31,357       37,618      5,217         7,199       35,636

Dover Country, Dover, DE                       --           2,008        6,365        8,373      2,731         2,362        8,742
Greens At Cedar Chase, Dover, DE              5,167         1,528        4,830        6,358        791         1,722        5,427
OTHER NORTHEASTERN                            5,167         3,537       11,195       14,732      3,521         4,084       14,169
                                         ----------      --------   ----------   ----------   --------      --------   ----------
     TOTAL APARTMENTS                    $1,011,775      $614,067   $2,685,166   $3,299,233   $595,494      $715,708   $3,179,019
                                         ==========      ========   ==========   ==========   ========      ========   ==========

[WIDE TABLE CONTINUED]


                                           Total
                                          Carrying     Accumulated        Date of         Date
                                          Value (A)  Depreciation (B)   Construction    Acquired
                                          ---------  ----------------   ------------    --------
Brantley Pines, Ft. Myers, FL               15,222          6,030           1986        08/11/94
Ashlar, Ft. Myers, FL                       32,126          4,346         1999/2000     12/24/97
The Groves, Port Orange, FL                  7,419          2,202           1989        12/13/95
Lakeside, Port Orange, FL                   10,235          1,929           1985        07/01/97
Mallards Of Brandywine, Deland, FL           7,457          1,734           1985        07/01/97
LakePointe, Melbourne, FL                    8,732          3,100           1984        09/24/93
OTHER FLORIDA                              107,797         22,579

Washington Park, Centerville, OH            10,672          1,526           1998        12/07/98
Fountainhead, Dayton, OH                     2,006            298           1966        12/07/98
Jamestown Of Toledo, Toledo, OH              9,757          1,286           1965        12/07/98
Sunset Village, Flint, MI                    3,058            507           1940        12/07/98
American Heritage, Waterford, MI             5,235            659           1968        12/07/98
Ashton Pines, Waterford, MI                 10,408          1,247           1987        12/07/98
Kings Gate, Sterling Heights, MI             6,399            767           1973        12/07/98
Lancaster Lake, Clarkson, MI                19,886          2,360           1988        12/07/98
International Village, Speedway, IN         16,997          2,503           1968        12/07/98
Regency Park South, Indianapolis, IN        11,209          1,551           1968        12/07/98
OTHER MIDWESTERN                            95,627         12,704

Colony Village, New Bern, NC                 5,503          3,260          1972/74      12/31/84
Brynn Marr, Jacksonville, NC                 6,982          4,025          1973/77      12/31/84
Liberty Crossing, Jacksonville, NC           7,781          4,025          1972/74      11/30/90
Bramblewood, Goldsboro, NC                   5,189          2,998          1980/82      12/31/84
Cumberland Trace, Fayetteville, NC           9,542          2,257           1973        08/15/96
Village At Cliffdale, Fayetteville, NC      17,876          3,998           1992        08/15/96
Morganton Place, Fayetteville, NC           14,732          3,107           1994        08/15/96
Woodberry, Asheville, NC                     8,260          2,052           1987        08/15/96
OTHER NORTH CAROLINA                        75,865         25,722

Jamestown Of St. Matthews, St. Matthews,
  KY                                        19,600          2,438           1968        12/07/98
Patriot Place, Florence, SC                  7,615          4,075           1974        10/23/85
River Place, Macon, GA                      10,822          3,552           1988        04/08/94
The Trails At Mount Moriah, Memphis, TN     31,236          4,985           1990        01/09/98
OTHER SOUTHEASTERN                          69,273         15,050

Greens At Hollymead, Charlottesville, VA     6,932          1,737           1990        05/04/95
Brittingham Square, Salisbury, MD            6,322          1,670           1991        05/04/95
Greens At Schumaker Pond, Salisbury, MD      7,789          2,079           1988        05/04/95
Greens At Cross Court, Easton, MD            6,838          1,703           1987        05/04/95
Greens At Hilton Run, Lexington Park, MD    14,954          3,514           1988        05/04/95
OTHER MID-ATLANTIC                          42,835         10,703

Dover Country, Dover, DE                    11,104          3,381           1970        07/01/94
Greens At Cedar Chase, Dover, DE             7,149          1,732           1988        05/04/95
OTHER NORTHEASTERN                          18,253          5,113
                                        ----------       --------
     TOTAL APARTMENTS                   $3,894,727       $741,197
                                        ==========       ========

Schedule III
Summary of Real Estate Owned
(in thousands)

                                                                                         Cost of
                                                                                       Improvements     Gross Amount at Which
                                                      Initial Costs                    Capitalized   Carried at Close of Period
                                                --------------------------    Total     Subsequent   --------------------------
                                                  Land and     Buildings     Initial  to Acquisition   Land and     Buildings
                                                    Land          and      Acquisition   (Net of         Land          and
                                   Encumbrances Improvements  Improvements    Costs     Disposals)   Improvements  Improvements
                                   ------------ ------------  ------------ ----------- ------------  ------------  ------------
REAL ESTATE HELD FOR DISPOSITION
Apartments
Knolls At Newgate                  $     --       $  1,726     $    3,530  $    5,256    $  1,871      $  1,871      $    5,256
Paradise Falls                           --          1,622          6,171       7,793       3,023         1,845           8,971
                                   ----------     --------     ----------  ----------    --------      --------      ----------
           Total Apartments              --          3,348          9,701      13,049       4,894         3,716          14,227
Commercial
Gloucester Exchange                      --            404          2,278       2,682         647           609           2,720
Land
Fossil Creek                             --          4,008           --         4,008        (289)        3,719            --
Villa Toscana                            --          3,889           --         3,889        (767)        3,122            --
                                   ----------     --------     ----------  ----------    --------      --------      ----------
           Total Land                    --          7,897           --         7,897      (1,056)        6,841            --
                                   ----------     --------     ----------  ----------    --------      --------      ----------
                                   $     --       $ 11,649     $   11,979  $   23,628    $  4,485      $ 11,166      $   16,947
                                   ----------     --------     ----------  ----------    --------      --------      ----------
REAL ESTATE UNDER
  DEVELOPMENT
Apartments
Mandolin II, Dallas, TX            $     --       $  1,160     $    4,236  $    5,396    $   --        $  1,160      $    4,236
Rancho Cucamonga, Los Angeles, CA        --         13,557            249      13,806        --          13,557             249
2000 Post III, San Francisco, CA         --          1,756            311       2,067        --           1,756             311
                                   ----------     --------     ----------  ----------    --------      --------      ----------
           Total Apartments              --         16,473          4,796      21,269        --          16,473           4,796
Land
Copper Mill II                           --            833           --           833        --             833            --
Parker's Landing Phase II                --          1,167           --         1,167        --           1,167            --
Parke 33 II                              --          1,732           --         1,732        --           1,732            --
Wimbledon Court II                       --            602           --           602        --             602            --
Coit Road                                --          2,806           --         2,806        --           2,806            --
Coit Road II                             --          1,995           --         1,995        --           1,995            --
Mountain View Phase II                   --            220           --           220        --             220            --
                                   ----------     --------     ----------  ----------    --------      --------      ----------
           Total Land                    --          9,355           --         9,355        --           9,355            --
                                   ----------     --------     ----------  ----------    --------      --------      ----------
                                   $     --       $ 25,828     $    4,796  $   30,624    $   --        $ 25,828      $    4,796
                                   ----------     --------     ----------  ----------    --------      --------      ----------

COMMERCIAL HELD FOR
  INVESTMENT
Hanover Village                    $     --       $  1,624     $     --    $    1,624    $   --        $  1,104      $      520
Pacific South Center                     --          1,000          4,000       5,000          70         1,020           4,050
                                   ----------     --------     ----------  ----------    --------      --------      ----------
           Total Commercial              --          2,624          4,000       6,624          70         2,124           4,570
Richmond--Corporate                     3,965          245          6,352       6,597         728           277           7,048
                                   ----------     --------     ----------  ----------    --------      --------      ----------
                                   $    3,965     $  2,869     $   10,352  $   13,221    $    798      $  2,401      $   11,618
                                   ----------     --------     ----------  ----------    --------      --------      ----------
TOTAL REAL ESTATE OWNED            $1,015,740     $654,413     $2,712,293  $3,366,706    $600,777      $755,103      $3,212,380
                                   ==========     ========     ==========  ==========    ========      ========      ==========

[WIDE TABLE CONTINUED]

                                           Total
                                          Carrying     Accumulated        Date of         Date
                                          Value (A)  Depreciation (B)   Construction    Acquired
                                          ---------  ----------------   ------------    --------
REAL ESTATE HELD FOR DISPOSITION
Apartments
Knolls At Newgate                         $   7,127      $  2,147            1972       07/01/94
Paradise Falls                               10,816         2,204            1986       12/31/96
                                          ----------     --------
           Total Apartments                  17,943         4,351
Commercial
Gloucester Exchange                           3,329         1,506            1974       11/12/87
Land
Fossil Creek                                  3,719          --
Villa Toscana                                 3,122          --
                                          ----------     --------
           Total Land                         6,841          --
                                          ----------     --------
                                          $  28,113      $  5,857
                                          ----------     --------
REAL ESTATE UNDER
  DEVELOPMENT
Apartments
Mandolin II, Dallas, TX                   $   5,396      $   --
Rancho Cucamonga, Los Angeles, CA            13,806          --
2000 Post III, San Francisco, CA              2,067          --
                                          ----------     --------
           Total Apartments                  21,269          --
Land
Copper Mill II                                  833          --
Parker's Landing Phase II                     1,167          --
Parke 33 II                                   1,732          --
Wimbledon Court II                              602          --
Coit Road                                     2,806          --
Coit Road II                                  1,995          --
Mountain View Phase II                          220          --
                                          ----------     --------
           Total Land                         9,355          --
                                          ----------     --------
                                          $  30,624      $   --
                                          ----------     --------

COMMERCIAL HELD FOR
  INVESTMENT
Hanover Village                           $   1,624          $463            --         06/30/86
Pacific South Center                          5,070           546            1965       08/28/86
                                          ----------     --------
           Total Commercial                   6,694         1,009
Richmond--Corporate                           7,325           670            1999       11/30/99
                                          ----------     --------
                                          $  14,019      $  1,679
                                          ----------     --------
TOTAL REAL ESTATE OWNED                   $3,967,483     $748,733
                                          ==========     ========

(A) The aggregate cost for federal income tax purposes was approximately $3.3 billion at December 31, 2002.
(B)      The depreciable life for buildings is 35 years.

           Computation of Ratio of Earnings to Combined Fixed Charges
                          and Preferred Stock Dividends
                             (Dollars in thousands)

                                                                                Years ended December 31,
                                                                                ------------------------
                                                                     2002       2001       2000       1999       1998
                                                                     ----       ----       ----       ----       ----
Income before discontinued operations .........................   $ 16,292   $ 50,404   $ 61,973   $ 80,969   $ 60,115
Add:
      Portion of rents representative of the interest factor ..        691        794        866        928        569
      Minority interests ......................................        690      3,364      3,323      4,675      1,541
      Loss on equity investment in joint venture ..............       --          254        111       --         --
      Interest on indebtedness from continuing operations .....    130,956    139,695    151,711    149,109    101,955
                                                                  --------   --------   --------   --------   --------
         Earnings .............................................   $148,629   $194,511   $217,984   $235,681   $164,180
                                                                  ========   ========   ========   ========   ========
Fixed charges and preferred stock dividend:
      Interest on indebtedness from continuing operations .....   $130,956   $139,695   $151,711   $149,109   $101,955
      Capitalized interest ....................................        931      2,925      3,650      5,153      3,360
      Portion of rents representative of the interest factor ..        691        794        866        928        569
                                                                  --------   --------   --------   --------   --------
         Fixed charges ........................................    132,578    143,414    156,227    155,190    105,884
                                                                  --------   --------   --------   --------   --------
Add:
      Preferred stock dividend ................................     27,424     31,190     36,891     37,714     23,593
                                                                  --------   --------   --------   --------   --------
         Combined fixed charges and preferred stock dividend ..   $160,002   $174,604   $193,118   $192,904   $129,477
                                                                  ========   ========   ========   ========   ========
Ratio of earnings to fixed charges ............................      1.12x      1.36x      1.40x      1.52x      1.55x
Ratio of earnings to combined fixed charges and preferred stock
   dividend ...................................................      0.93x      1.11x      1.13x      1.22x      1.27x


For the year ended December 31, 2002, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $11,373.